As filed with the Securities and Exchange Commission on June 14, 1999
                                                      Registration No. 333-66237
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                      ____________________________________
                              AMENDMENT NO.  1 TO
                                   FORM SB-2
                             Registration Statement
                        Under the Securities Act of 1933
                      ____________________________________
                       CLASSIC TRENDS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

           TEXAS                       5013                   76-0540287
           -----                       ----                   ----------
(State or other jurisdiction     (Primary Standard         (I.R.S. Employer
    of incorporation or      Industrial Classification   Identification Number)
       organization)               Code Number)

10696 HADDINGTON, SUITE 117                           FREDERIC G. HINDLE
   HOUSTON, TEXAS 77043                       CLASSIC TRENDS INTERNATIONAL, INC.
      (713) 464-2626                             10696 HADDINGTON, SUITE 117
  (Address and telephone                             HOUSTON, TEXAS 77043
    number of principal                                 (713) 464-2626
     executive offices)                               (Name, address and
                                                      telephone number of
                                                       agent for service)

                                  Copies to:
                            MARGARET C. FITZGERALD
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, 24TH FLOOR
                             HOUSTON, TEXAS  77002
                             PHONE (713) 209-2950
                             _____________________
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                            ----------------------

                                      CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                        Proposed           Proposed
Title of Each Class of                    Amount        Maximum             Maximum          Amount of
  Securities To Be                        Being      Offering Price        Aggregate        Registration
    Registered                          Registered   Per Share/(1)/   Offering Price/(1)/     Fee/(3)/
--------------------------------------------------------------------------------------------------------
Common Stock to be distributed/(2)/     15,603,400      .0182199          $284,293.38          $79.03
--------------------------------------------------------------------------------------------------------
   TOTAL                                15,603,400      .0182199          $284,293.38          $79.03
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) The book value of the common stock as calculated pursuant to Rule 457 (f).
(3) Previously paid with the company's original filing of its registration statement on Form SB-2 filed with the SEC October 28, 1998.
_________________________

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated June 14, 1999


                      CLASSIC TRENDS INTERNATIONAL, INC.

     DISTRIBUTION OF 15,603,400 SHARES OF COMMON STOCK AS A STOCK DIVIDEND


     Posh International, Inc. ("Posh"), our parent company, has decided to distribute 15,603,400 shares consisting of our securities, as a stock dividend to Posh shareholders of record as of June 11, 1997. This distribution will constitute our initial public offering. On or about _______, 1999 (or as soon thereafter as practicable), Posh will distribute one share of Classic Trends for each share of Posh common stock you own on the record date. You will not be charged or assessed for the shares and neither we nor Posh will receive any proceeds from the distribution of the shares.

     If you reside in a state in which the state securities laws do not permit a readily available exemption for the distribution of the shares, Posh reserves the right to issue cash in lieu of shares, at a price of $.01 per share.

     Neither the Nasdaq Stock Market nor any national securities exchange lists Classic Trend's common stock. Prior to this offer, there has been no public market for Classic Trend's common stock. There can be no assurance that a market for such securities will develop.

     We have not applied to register the shares in any state. An exemption from registration will be relied upon in the states where the shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. There can be no assurances that the shares will be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading, however we are under no requirement to do so. Rather, we retain the option and anticipate that we will pay the dividend in cash rather than in shares to holders of Posh common stock that reside in states which do not provide for an exemption from state registration for this offering.


                      -----------------------------------


     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           ------------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

                 The date of this Prospectus is June 14, 1999

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----

Prospectus Summary..................................................................................    1
Questions and Answers Concerning the Stock Distribution.............................................    2
Summary Financial Information.......................................................................    3
Risk Factors........................................................................................    3
   We Require Substantial Capital to Pursue Our Operating Strategy..................................    3
   We Have Limited Sources of Liquidity.............................................................    3
   We May Need Additional Funds.....................................................................    4
   We Have a Limited Operating History..............................................................    4
   We Have a History of Operating Losses............................................................    4
   Our Profitability is Uncertain...................................................................    4
   Our Auditors Have Qualified Their Opinion Regarding Our Ability to Continue as a Going Concern...    4
   Our Success Depends on Our Ability to Execute Our Business Strategy..............................    5
   Market Acceptance of Our Products is Uncertain...................................................    5
   Our Customers Are Concentrated in Texas..........................................................    5
   We Depend on Subcontractors for Our Products.....................................................    5
   We Depend on a Subcontractor for Packaging, Storage and Handling of Our Products.................    5
   We Have a Limited Product Line...................................................................    6
   There are Risks in New Product Development.......................................................    6
   We Depend on Key Personnel.......................................................................    6
   Lack of Patent Protection for Products...........................................................    6
   Adverse Effect of Possible Future Product Liability Claims.......................................    6
   Competition in the Automotive Product Industry...................................................    6
   Lack of Public Market for Our Common Stock.......................................................    7
   Fluctuation in the Price of Our Common Stock.....................................................    7
   Penny Stock Regulations May Decrease Your Ability to Sell Our Common Stock.......................    7
   Our Board of Directors May Issue Blank Check Preferred Stock.....................................    7
   Lack of Disinterested, Independent Directors.....................................................    7
Our Special Note Regarding Forward-Looking Statements...............................................    8
Plan of Distribution................................................................................    8
Federal Income Tax Consequences of the Distribution.................................................    9
Use of Proceeds.....................................................................................   10
Dividend Policy.....................................................................................   10
Capitalization......................................................................................   10
Management's Discussion and Analysis of Financial Condition and Results of Operation................   10
Business............................................................................................   13
Management..........................................................................................   20
Executive Compensation..............................................................................   21
Security Ownership of Certain Beneficial Owners and Management......................................   22
Certain Relationships and Related Transactions......................................................   22
Description of Securities...........................................................................   22
Experts.............................................................................................   23
Legal Matters.......................................................................................   23



     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             ABOUT THIS PROSPECTUS


     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.


                              PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully.


                KEY FACTS ABOUT OUR COMPANY AND THIS PROSPECTUS

Our Company...........................   Our strategy is to market and
                                         distribute automotive care products,
                                         which currently consist of an
                                         internal engine treatment and an
                                         exterior car care product.

Our Address...........................   10696 Haddington, Suite 117; Houston,
                                         Texas 77043

Our Phone Number......................   (713) 464-2626

Common Stock Outstanding..............   15,603,400 shares

Shares to be Distributed..............   15,603,400 shares

Common Stock Outstanding After
 Dividend.............................   15,603,400 shares, may be adjusted if
                                         Posh issues the dividend in cash as
                                         permitted.

No Proceeds...........................   We nor Posh will receive any proceeds
                                         from this distribution.

Market for Company Securities.........   There is currently no market for our
                                         securities, and there is no assurance
                                         that any market will develop. If a
                                         market develops for our securities,
                                         it will likely be limited, sporadic,
                                         and highly volatile.

Risk Factors..........................   Your investment in our common stock
                                         involves a high degree of risks.  You
                                         should carefully read the "Risk
                                         Factors" beginning on page 3.

                      WHY THIS PROSPECTUS WAS SENT TO YOU

     This prospectus is being delivered by Posh to you because you owned Posh common stock on June 11, 1997. This entitles you to receive, at no cost to you, for one share of Posh common stock you own a distribution consisting of one share of Classic Trends, a development stage corporation.


                       QUESTIONS AND ANSWERS CONCERNING
                            THE STOCK DISTRIBUTION

Will Every Stockholder Share in Proportion to Their Posh Holdings?

     Yes, the stockholders of record at June 11, 1997, will receive shares in proportion to their holdings. However, certain states may not allow us to distribute the shares without registration or qualification in that particular state. Therefore, we have the right to pay you $.01 as the dividend for each share you would have received.

What is the Connection Between Posh and Classic Trends?

     Prior to this dividend we were a subsidiary of Posh.

Why Are We Engaging in This Distribution?

     The dividend represents Classic Trends' initial public offering of its securities, although it is different than a traditional offering in that securities are directed only to eligible Posh stockholders. We believe that the dividend has several advantages over a traditional initial public offering. This type of offering gives us an opportunity to offer our common stock to investors who we believe, as Posh stockholders, already have some interest in Classic Trends. This form of offering also is more cost effective than the traditional method since there will not be any underwriting discounts and commissions.

     In addition, Posh's management supports the dividend because they believe it will benefit Posh stockholders by:

     . separating our business, with its own unique market opportunity and risk/reward profile, from Posh's other traditional business, which should increase our financial flexibility in the capital markets by allowing us to be viewed, from an investor's perspective, as engaging in only the automotive care product business;

     . enabling Posh stockholders to increase or decrease their level of participation in our new business by varying their level of investment in us; and

     . allowing Posh and us to pursue different operating strategies, given our different business environments and competitive market conditions.

Can I Sell My Shares?

     Upon the effectiveness of our registration statement with the SEC, the shares of common stock will be freely tradeable, assuming any market for these securities ever develops.

Where Will the Classic Trends Common Stock Trade?

     There is currently no public market for our common stock. We expect that securities will trade in the over-the-counter market on the OTC Electronic Bulletin Board. We can not assure you that a market for our common stock will develop or if it does develop that the market will be sustained.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information presented below is derived from the audited financial statements of the company for the fiscal year ended June 30, 1998, and the pro forma unaudited financial statements for the twelve months ended June 30, 1997 which have been prepared by management and utilize the company's audited financial statements included elsewhere in this prospectus. The financial information for the twelve months ended June 30, 1997, reflects the combined operations of the company, and its predecessor entity, Posh. Also presented is interim unaudited financial information for the nine months ended March 31, 1998 and March 31, 1999.

                                Twelve Months                      Nine Months       NINE MONTHS
STATEMENT OF                        Ended          Year Ended         Ended             ENDED
OPERATIONS DATA:                June 30, 1997    June 30, 1998    March 31,1998    MARCH 31, 1999

   Revenues                         $ 532,335        $ 201,932        $ 151,449         $  29,364

   Cost of Sales                      105,797          110,235           82,676             9,410

   Selling Expenses                   346,985          219,206          164,405            59,671

   General and
   Administrative Expenses            471,508          350,810          263,108           273,614

   Operating Loss                   $(405,887)       $(478,319)       $(358,740)        $(313,331)

   Net Loss                         $(408,917)       $(442,549)       $(376,514)        $(331,681)


                                                                  JUNE 30, 1998    MARCH 31, 1999
BALANCE SHEET DATA:

  Working Capital (Deficit)                                           $(531,831)        $(894,042)

  Total Assets                                                          494,340           281,985

  Long-Term Debt                                                             --                --

  Stockholders' Equity (Deficit)                                      $(436,441)        $(809,030)


                                 RISK FACTORS


WE REQUIRE SUBSTANTIAL CAPITAL TO PURSUE OUR OPERATING STRATEGY

     To date, we have relied upon net cash provided by financing activities to fund our capital requirements. Cash provided by financing activities was $343,443 and $332,085 for the fiscal year ended June 30, 1998, and the twelve months ended June 30, 1997, respectively. Our operations used $291,029 and $402,085 of cash in operations during the fiscal year ended June 30, 1998 and the twelve months ended June 30, 1997, respectively. We can provide no assurance that we will generate sufficient cash in future periods to satisfy our capital requirements.


WE HAVE LIMITED SOURCES OF LIQUIDITY

     At March 31, 1999, we had cash, short-term debt and a working capital deficit of $91,087, $1,091,015 and $894,042, respectively. We have an unsecured $150,000 line of credit with Southwest Bank of Texas through May 2000 which bears interest at 8.5% per annum. As of March 31, 1999, we had utilized $49,805 under the line of credit. In addition, in May 1998 we borrowed $188,889 from an unaffiliated third party for a period of one year bearing interest at 7.5% per annum, which has now been extended for an additional year. In December 1996,

1,250,000 shares of Posh common stock were sold in a capital raising transaction for $436,000. During 1997, $176,000 from the capital raising transaction above had been received in cash and $260,000 remained in notes receivable. As of June 30, 1998, we had received $60,000. Subsequent to June 30, 1998, we received 400,000 shares of common stock of Titan Resources, Inc. as partial payment of the stock subscriptions receivable. On the day of the transfer, the stock was valued at $.359 per share, or $143,600. As of March 31, 1999, the Titan stock has been sold for $84,092.98 and an additional $40,000 has been paid on the stock subscription receivable. This left the balance on the stock subscription receivable of $75,907.12. Of the $75,90712, $35,000 was collected as of May 12, 1999.

WE MAY NEED ADDITIONAL FUNDS

     We intend to use borrowed funds if necessary to fund our operations. We utilize approximately $15,000 per month in operations. While we anticipate that revenues, repayment of debt and our line of credit will be sufficient to fund our operations for a period of seven months, there can be no assurance that we will not need additional capital in order to pursue our business strategy in the future. If we are unable to secure sufficient capital in the future, our ability to pursue our current business strategy, as well as results of operations in future periods, may be impaired. We have no current commitments or arrangements for additional debt or equity financing and we can provide no assurance that additional financing will be available on acceptable terms, if at all.

WE HAVE A LIMITED OPERATING HISTORY

     We commenced operations in June 1997, as a development-stage company, and have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

WE HAVE A HISTORY OF OPERATING LOSSES

     We have had a history of losses since inception. For the nine months ended March 31, 1999 and the nine months ended March 31, 1998, we had revenues of $29,364 and $151,449, respectively, with net losses of $331,681 and $376,514 , respectively. For the fiscal year ended June 30, 1998, and the twelve months ended June 30, 1997, we had revenues of $201,932 and $532,335, respectively, with net losses of $442,549 and $408,917, respectively. We expect continued losses in the current fiscal year. We may experience continued operating losses in future periods.

OUR PROFITABILITY IS UNCERTAIN

     We can provide no assurance that we will be profitable in the future, if at all. Our results of operations have been and are expected to be affected by the following factors:

 .    market acceptance of our products and any other products that may be introduced in the future,

     and

 .    the need for additional capital.


OUR AUDITORS HAVE QUALIFIED THEIR OPINION REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN

     Our independent accountants have qualified their opinion with respect to our financial statements for the fiscal year ended June 30, 1998 to reflect that losses incurred from operations have raised substantial doubt about our ability to continue as a going concern. Furthermore, the financial statements do not include any adjustments that might result from the outcome of such uncertainty. Our current cash forecast indicates that there will be negative cash flows from operations for the fiscal year ending June 30, 1999. Our ability to continue as a going concern is dependent upon our ability to expand the market for our products and to obtain additional funding to facilitate our expansion. Furthermore, the period of time that such additional financing would be sufficient, could be effected by:

 .    lower than expected revenues,
 .    unforeseen costs in entering new markets,
 .    insufficient market penetration to support general and administrative costs (including advertising), and
 .    any new product introductions.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY

     Our success will depend primarily on our ability to successfully carry out our business strategy, which is based primarily on management's knowledge and experience. Our business strategy is to utilize increased advertising to expand into additional metropolitan areas, and name recognition to increase distributors which will depend upon a number of factors, including

 .    identifying and securing distributors,
 .    the recruiting and training of skilled representatives,
 .    television advertising,
 .    the availability of adequate financing,
 .    the availability of an adequate supply of our products,
 .    existing and emerging competition, and
 .    our ability to maintain sufficient profit margins.

     We had 367 independent representatives participating in our sales program. Management believes the utilization of infomercials will increase the number of independent representatives and direct sales.

MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN

     Our growth depends on our ability to sell our products in both new and established markets. We have historically distributed our products primarily in Texas. We intend to distribute our products and any future products in markets where we have limited or no previous operating experience. To date, we have conducted limited market feasibility studies with respect to our products, and therefore, there can be no assurance that our products will achieve substantial market penetration or that there will be sufficient demand. Management intends to utilize available cash to fund television infomercial advertising in several markets. We expect the utilization of infomercials to increase and expand the sales generated by independent third party sales representatives. Such sales representatives have a non-exclusive right to market the company's products and are not under contract with the company. While our products have gained limited acceptance in current markets, there can be no assurance of successful marketing of our products in additional markets, and as a result, we may not generate sufficient revenue from product sales to cover related expenses.

OUR CUSTOMERS ARE CONCENTRATED IN TEXAS

     For the fiscal year ended June 30, 1998 and the twelve months ended June 30, 1997, 20.3% and 34.7% of revenue was derived from the Texas area. Our strategy is to expand and diversify our customer and distribution base through the use of a 30 minute Guardian Angel television infomercial to sell Guardian Angel directly to consumers. Accordingly, until we expand our revenue base, results for a particular quarter may be adversely affected by adverse economic conditions in the State of Texas.

WE DEPEND ON SUBCONTRACTORS FOR OUR PRODUCTS

     We purchase the formula for our products from third parties. These third parties have no obligation to supply all of the product we demand. We believe that these suppliers have sufficient financial incentive and capacity to accommodate our demand for our products. There can be no assurance that these third parties will not market products we purchase to our competitors, the result of which could have an adverse effect on our business. Management does not have any contracts for back-up and/or fulfillment production and there can be no assurance that we will be able to locate additional subcontractors in the event that the current subcontractors terminate their relationship with us.

WE DEPEND ON A SUBCONTRACTOR FOR PACKAGING, STORAGE AND HANDLING OF OUR PRODUCTS

     We subcontract all packaging, storage and handling of our products with one subcontractor on an order-by-order basis. While we believe that this subcontractor will continue to package, store and handle our products on favorable terms, there can be no assurance that this subcontractor will continue to do so on favorable terms, the result of which may have a material adverse impact on the company.

WE HAVE A LIMITED PRODUCT LINE

     We are currently dependent on the sales of two products, Guardian Angel and Posh Wash, which represented approximately 77% and 7% of our revenues for the fiscal year ended June 30, 1998, respectively. The remaining 16% of revenues were derived from the sale of sales and marketing materials to distributors. We will be dependent on revenues from Guardian Angel and Posh Wash for the foreseeable future and until we are able to successfully develop and market additional products. We can provide you no assurance that any additional products will be developed (or acquired) and distributed. Dependence on two products poses a significant risk in the event problems (real or perceived) are encountered with respect to the quality or cost of the product or competitive products reduce demand for Guardian Angel and/or Posh Wash.

THERE ARE RISKS IN NEW PRODUCT DEVELOPMENT

     While we intend to develop and market additional products in the future, frequently there are problems, delays, expenses, and difficulties encountered in the development and marketing of new products, many of which are beyond our control. These difficulties include, but are not limited to:

 .    unanticipated developmental, testing, manufacturing, and marketing costs;
 .    unforeseen production or marketing problems; and
 .    competition that may exceed management's expectations.

An unsuccessful new product could have a greater adverse affect on our results of operations than would be the case in a company with a broader line of products. In addition, an unsuccessful new product may damage our reputation and brand name.

WE DEPEND ON KEY PERSONNEL

     Our success is dependent upon the experience and abilities of Mr. Hindle, a director and president, and Mr. Shriver, a director and consultant. We have entered into an employment agreement with Mr. Hindle that expires in October 2008 and a consulting agreement with Mr. Shriver that expires in October 2008. We do not maintain key-man life insurance on these individuals. The loss of the services of Messrs. Shriver or Hindle, for any reason, could have a material adverse effect on the company. Furthermore, our continued growth will depend upon our ability to attract and retain additional skilled personnel. There can be no assurance that we will be able to hire and retain the necessary additional personnel.

LACK OF PATENT PROTECTION FOR PRODUCTS

     Neither the company nor the inventor of Guardian Angel or Posh Wash has applied for any patents covering the formula used in these products. We can provide you no assurance that any particular aspect of the Guardian Angel or Posh Wash formula will not be found to infringe on the claims of other existing patents or proprietary rights.

ADVERSE EFFECT OF POSSIBLE FUTURE PRODUCT LIABILITY CLAIMS

     We are an "additional insured" on a general liability insurance policy in the general aggregate amount of $2,000,000 ($1,000,000 maximum for each occurrence) from the manufacturer of Guardian Angel, but insurance is not furnished by the manufacturer of Posh Wash. To date, we have not experienced any product liability or other general liability claims. However, we may be adversely effected in the future by product liability claims from any of our current or future products, insurance company defense positions with respect to coverage, or damages exceeding the amount of applicable liability insurance limits.

COMPETITION IN THE AUTOMOTIVE PRODUCT INDUSTRY

     The business in which we compete is subject to numerous competitive factors which include, among others:

 .    price,
 .    quality,
 .    reliability, and
 .    market acceptance.

Our current products, Guardian Angel and Posh Wash, compete with engine treatments, and washes and waxes developed and marketed by large companies that have substantially greater financial, marketing and other resources. We can provide no assurance that a competitor:

 .    will not develop a product similar to the our current or future products,
 .    will not contract with our subcontractors to distribute a similar product,
     or
 .    will not develop products that are more innovative, superior or less expensive than our current or future products.

LACK OF PUBLIC MARKET FOR OUR COMMON STOCK

     Prior to this prospectus, there has been no public trading market for our common stock. Upon the registration statement becoming effective, the common stock will not be listed on a national securities exchange, Nasdaq, or on the OTC Electronic Bulletin Board. Management's strategy is to list the common stock on the OTC Electronic Bulletin Board as soon as practicable. However, to date we have not solicited any such securities brokers to become market-makers of our common stock. We can provide you no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of the company.

FLUCTUATION IN THE PRICE OF OUR COMMON STOCK

     The trading price of our common stock could be subject to wide fluctuations in response to:

 .    variations in quarterly results of operations,
 .    changes in earning estimates by analysts,
 .    announcements of new products by us or by our competitors, and
 .    other events or factors, many of which are beyond our control.

In addition, the stock market has usually experienced extreme price and volume fluctuations which have affected the market price for many companies in the automotive products industry which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of our common stock.

PENNY STOCK REGULATIONS MAY DECREASE YOUR ABILITY TO SELL OUR COMMON STOCK

     If our common stock trades below $5.00 per share, it may become subject to the penny stock regulations. If our shares are subject to the penny stock regulations, the market liquidity in them could be adversely affected because the rules require broker-dealers to make a special suitability determination for the purchaser and have received the purchaser's written consent prior to the sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. Consequently, the regulations may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell them in the secondary market.

OUR BOARD OF DIRECTORS MAY ISSUE BLANK CHECK PREFERRED STOCK

     Our board of directors have the authority to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined by them. Accordingly, our board of directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the board of directors could, without further stockholder approval, issue preferred stock with certain rights that could discourage an attempt to obtain control of the company in a transaction not approved by the board of directors.

LACK OF DISINTERESTED, INDEPENDENT DIRECTORS

     All of our directors have a direct financial interest in the company, either through common stock ownership interests, royalty arrangements or otherwise. While management believes that its current directors will be able to exercise their fiduciary duties as directors, we expect to appoint an independent, disinterested director to serve on the board of directors in the future.

             OUR SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Some of the statements contained in this prospectus, in particular the "Risk Factors" and "Business" sections, discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

     . the success or failure of our management's efforts to implement their business strategy;
     .   our ability to raise sufficient capital to meet operating requirements;
     .   the uncertainty of consumer demand for our product;
     .   our ability to protect our intellectual property rights;
     .   our ability to compete with major established companies;
     .   the effect of changing economic conditions;
     .   our ability to attract and retain quality employees; and
     .   other risks which may be described in future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                             PLAN OF DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     The board of directors of Posh has determined that it is in the best interest of Posh and its stockholders to make the distribution in the manner described herein. Posh and the company are engaged in unrelated businesses. The distribution will result in the company being a separate publicly held company.

MANNER OF EFFECTING THE DISTRIBUTION

     This prospectus relates to the distribution by Posh of 100% of the shares of our common stock. Our common stock will be distributed by Registrar and Transfer Company, the distribution agent, to Posh stockholders of record as of the record date on the basis of one share of our common stock for every share of Posh common stock. All such shares of our common stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to Posh or the company by the Posh stockholders for the shares of our common stock received in the distribution. Following the distribution, Posh will own no shares of our common stock or our other securities. The distribution is currently expected to be effected as soon as practicable after the registration statement, of which this prospectus is a part, is declared effective. Certificates representing the shares of our common stock will be mailed to the Posh stockholders on that date or as soon thereafter as practicable. We will not receive any proceeds from the resale of common stock by the Posh stockholders.

TRANSFER AND RESALE OF COMMON STOCK

     The shares of our common stock distributed to the Posh stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act. Persons who may be deemed to be our affiliates after the distribution include individuals or entities that control, are controlled by or under common control with the company, and include our directors and principal executive officers, as well as any stockholder owning 10% or more of the total stock issued and outstanding. Under Rule 144, resales of common stock for the account of affiliates cannot be made until the common stock has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's:

 .    volume limitation,
 .    aggregation,
 .    broker transaction,
 .    notice filing requirements, and
 .    requirements concerning publicly available information about the company.

The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. The five individuals listed as directors and executive management of the company are affiliates of the company. After the distribution we believe we will have more than 100 stockholders.

              FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of our shares. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the distribution. It also is limited to domestic non-corporate shareholders. It may not be applicable to certain classes of taxpayers, including, without limitation, corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers. Such classes of taxpayers should consult their own tax advisors regarding the tax consequences of the distribution.

     The following summary is based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this prospectus. Legislative, regulatory, or interpretive changes, or future court decisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein.

     YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

     Posh has not requested nor does it intend to request a ruling from the Internal Revenue Service as to the federal income tax consequences of the distribution. However, based on the facts of the proposed transaction, it is the opinion of management of Posh that the transaction will not qualify as a "tax free" spin off under Section 355 of the Internal Revenue Code of 1986, as amended. Rather, Posh will report the transaction as a taxable distribution to which Section 301 applies.

     The amount of the distribution for purposes of Section 301 of the Code is equal to the fair market value of the shares on the date of the distribution. Since we are a development stage company and have minimal, if any, operations, we are not expected to have earnings or profits as of the date of the distribution. Furthermore, because there is no current public market for our common stock the fair market value of these shares and hence the amount of the distribution will probably be minimal on the date of distribution. Our net book value on the date of the distribution is expected to be approximately $.01 per share. This is the amount that Posh intends to report as the taxable value of the distribution.

     The distribution should first reduce your adjusted basis in your Posh common stock, but not below zero. If the amount of the distribution would have the effect of reducing your adjusted basis below zero, the excess will be treated as a gain from the sale or exchange of property. If the Posh common stock is a capital asset in your hands, the gain will be a capital gain, either long-term or short-term depending on whether you held the Posh common stock for more than 12 months. The maximum federal income tax rate on long-term capital gains is 20%, while the maximum federal income tax rate on short-term capital gains is 39.6%.

     Your tax basis in the securities received in the distribution will equal the fair market value of the shares on the date of the distribution. The holding period for measuring your gain or loss on a subsequent sale of the shares will generally begin on the day following the date of the distribution.

     The foregoing sets forth the opinion of management of Posh. Posh will report the amount of the distribution to the Internal Revenue Service based on our net book value on the date of distribution. The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the shares or other matters herein discussed. Specifically, it is possible that the Internal

Revenue Service may assert that a substantially higher fair market value existed for the shares on the date of distribution. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the distribution, the taxation of the transaction to Posh and its stockholders would be based on such higher value. In such event, the tax impact would increase significantly and would not be minimal. Posh would recognize gain to the extent the value placed on the amount of the distribution exceeded its adjusted basis in the stock (which approximates our net book value). You would be taxed on the amount so determined for the distribution as a dividend to the extent of any current year or accumulated earnings and profits of Posh and would recognize gain on the balance of the distribution to the extent it exceeded their adjusted basis in our shares owned by them.

     YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

                                USE OF PROCEEDS

     We will not receive any proceeds from the distribution of our common stock to Posh stockholders.


                                DIVIDEND POLICY

     We have not paid any dividends on our common stock and we expect to retain any future earnings for use in our business. Future dividend policy will be determined by our board of directors in light of our prevailing financial needs.

                                CAPITALIZATION

     The following table sets forth the capitalization of the company as of March 31, 1999.

                                                    MARCH 31, 1999

  Long-term debt                                      $        --

  Stockholder's Deficit:

  Common Stock, $.001 par value,
   30,000,000 shares authorized; 15,603,400
   shares issued and outstanding respectively              15,603

  Preferred Stock, $.001 par value,
   5,000,000 shares authorized,
   no shares outstanding                                       --

  Retained Earnings                                            --

  Additional paid-in capital                              837,277

  Less: Stock subscription receivable                     (40,907)

  Accumulated deficit                                  (1,621,003)
                                                      -----------
  Total stockholders' equity (deficit)                $  (809,030)
                                                      ===========


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with the financial statements and notes thereto also contained in this prospectus.

General

     The following analysis compares the financial condition of the company for the twelve months ended June 30, 1997 and the fiscal year ended June 30, 1998. Financial information for the twelve months ended June 30, 1997 reflects combined operations of the company, and its predecessor entity, Posh. The pro forma unaudited financial statements for the twelve months ended June 30, 1997, have been prepared by the company and are derived from audited financial statements included elsewhere in this prospectus. The company was incorporated in May 1997. On June 14, 1997, the company acquired all of the assets and liabilities of Posh.

     The company recognizes revenue when the product is shipped to the customer. To date, total product exchanges and cash refunds have been minimal. The company allows product sold to new customers on their initial order to return any unsold product. The company provides an allowance for these returns. Total returns for fiscal 1998 and the twelve months ended June 30, 1997 amounted to less than 5.2% and 6.4%, respectively.

     For the fiscal year ended June 30, 1998, Guardian Angel represented 77% and Posh Wash represented 7% of the company's revenues, respectively. The remaining 16% of revenues were derived from the sale of sales and marketing materials to distributors. For the twelve months ended June 30, 1997, Guardian Angel represented 82% and Posh Wash represented 18% of the company's revenues, respectively.

RESULTS OF OPERATIONS

     Results of operations for the nine months ended March 31, 1999, compared with the results of operations for the nine month period ended March 31, 1998.

     Revenues decreased from $151,449 for the nine months ended March 31, 1998 to $29,364 for the nine month period ended March 31, 1999. The decrease of $122,085 or 515% was attributed to a decrease in sales.

     Costs of good sold decreased from $82,676 for the nine months ended March 31, 1998 to $9,410 for the nine month period ended March 31, 1999. The decrease of $73,266 or 776% was attributed to a decrease in sales.

     Selling expenses decreased from $164,405 for the nine months ended March 31, 1998 to $59,671 for the nine month period ended March 31, 1999. The decrease of $104,734 or 275% was attributed to a decrease in sales.

     General and administrative expenses increased from $263,108 for the nine months ended March 31, 1998 to $273,614 for the nine month period ended March 31, 1999, an increase of $10,506 of 4%.

     The company had a net loss of $376,514 for the nine months ended March 31, 1998 compared to a net loss of $331,681 for the nine month period ended March 31, 1999.

     Net loss per share of common stock was $.01 for the nine months ended March 31, 1998 as compared to a net loss per share of $.01 for the nine months ended March 31, 1999.

     Results of operations for the twelve months ended June 30, 1997, compared with the results of operations for the fiscal year ended June 30, 1998.

     Revenues decreased from $532,335 for the twelve months ended June 30, 1997, to $201,932 for the fiscal year ended June 30, 1998. The decrease of $330,403 or 62% was primarily due to changes in the company's marketing strategy.

     Costs of goods sold for the twelve months ended June 30, 1997 were $105,797 compared with $110,235 for the fiscal year ended June 30, 1998, resulting in gross profits of $428,539 and $91,697, respectively. The company's gross margin as a percentage of sales decreased from 80.5% for the twelve months ended June 30, 1997, compared to 45.4% for the fiscal year ended June 30, 1998. The decrease in the gross profit percentage reflects a reduced margin received on a large quantity bulk sale made during the year and the write-off of obsolete inventory. Historically, the company has not incurred a material amount (both in product and dollar amounts) of returns.

     Selling expenses decreased from $346,985, for the twelve months ended June 30, 1997, to $219,206 for the fiscal year ended June 30, 1998. The decrease of $127,779 or 36.8% primarily reflects the revised marketing plan and curtailing marketing activities involved with the company's previous business plan.

     General and administrative expenses decreased from $471,508 for the twelve months ended June 30, 1997, to

$350,810 for the fiscal year ended June 30, 1998. The decrease in general and administrative expenses of $120,698 or 25.6% primarily reflects the reduced overhead required by the company's business plan.

     The company had a net loss of $408,917 for the twelve months ended June 30, 1997, compared with a net loss of $442,549 for the fiscal year ended June 30, 1998. The company expects to incur additional losses for the remainder of the fiscal year and management does not believe that the company will achieve profitability until such time as it develops additional markets for the Guardian Angel and Posh Wash products and gains broader market acceptance in its existing markets. The increased net loss of $33,632 or 8.2% was principally due to the decrease in revenues.

     Net loss per share of common stock was approximately $(.03) for both the fiscal year ended June 30, 1998, and the twelve months ended June 30, 1997.

     The company may in the future experience significant fluctuations in its results of operations. Such fluctuations may result in volatility in the price and/or value of the company's common stock if any market develops. Results of operations may fluctuate as a result of a variety of factors, including the introduction of new products and services, the timing of significant marketing programs, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. Shortfalls in revenues may adversely and disproportionately affect the company's results of operations because a high percentage of the company's operating expenses are relatively fixed. Accordingly, the company believes that period to period comparisons of results of operations should not be relied upon as an indication of future results of operations. There can be no assurance that the company will be profitable. Due to the foregoing factors, it is likely that in one or more future periods the company's operating results will be below the expectations of stockholders.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1999, the company's primary source of liquidity was $91,087 of cash, $35,000 of stock subscriptions receivable and $70,886 of inventory. The company's working capital deficit and stockholders' deficit were $894,042 and $809,030, respectfully, as of March 31, 1999.

     Net cash used by operating activities during the fiscal year ending
June 30, 1998 was $291,029 compared with $402,085 for the twelve months ended June 30, 1997. Net cash provided by financing activities was $343,443 for the fiscal year ended June 30, 1998, compared with $332,085 for the twelve months ended June 30, 1997. The company expects to continue to incur negative cash flows from operations and will likely need to fund this shortfall with proceeds from debt, royalty agreements or sales of equity.

     The company has financed its growth primarily through royalty arrangements with various investors and borrowings from Flair Image and an unaffiliated third party. In May 1998, the company borrowed $188,889 from an unaffiliated third party pursuant to a one-year note bearing interest at 7.5% per annum, which one-year note has been extended to May 2000. In May 1998, the company borrowed $50,000 from Southwest Bank of Texas against an unsecured line of credit bearing interest at 8.5%. At June 30, 1998, the balance due was $49,805. In addition, in May 1998, the company borrowed $35,280 from Southwest Bank of Texas bearing interest at 9.5% per annum. The company repaid this debt in August 1998. In December 1996, 1,250,000 shares of Posh common stock were sold in a capital raising transaction for $436,000. During 1997, $176,000 from the capital raising transaction above had been received in cash and $260,000 remained in notes receivable. As of June 30, 1998, $200,000 remained outstanding. Subsequent to June 30, 1998, the company received 400,000 shares of common stock of Titan Resources, Inc., as partial payment of the stock subscription receivable. On the day of the transfer, the stock was valued at $.359 per share, or $143,600. In October 1995, the company's note payable to affiliates, which amounted to $236,544 at June 30, 1998, was acquired by two stockholders of such affiliates and acquired by the company in exchange for common stock and the company also reduced its liability for future royalties by $136,250 by issuing 61,250 shares of common stock and a warrant to acquire 150,000 shares of common stock at $.50 per share, which warrant was subsequently terminated. Management's goal is not to incur additional royalties in future periods. As of March 31, 1999, the Titan stock had been sold for $84,092.98 and an additional $40,000 had been paid on the stock subscription receivable. This left a balance on the stock subscription receivable of $75,907.02. Of the $75,90712, $35,000 was collected as of May 12, 1999. Subsequent to March 31, 1999, the company increased its line of credit with Southwest Bank of Texas another $100,000. As of March 31, 1999, the company's sources of internal and external financing were limited. Cash flow problems could be created in the event payments from retailers are delayed, for any reason, which could delay payments made to suppliers that could cause credit problems with suppliers. It is not expected that internal sources of liquidity will improve until net cash is provided by operating activities and until such time, the company will rely upon external sources for liquidity. There can be no assurance that the company will be able to obtain any additional financing on reasonable terms, if at all. The company utilizes approximately $15,000 per month in operations. The company believes that revenues, the repayment of debt and a line of credit with Southwest Bank of Texas will provide adequate liquidity to meet the company's capital requirements for the next seven months. Lower than expected revenues resulting from adverse economic conditions or otherwise, unforeseen costs in entering new markets, insufficient market penetration to support general and administrative costs (including advertising) and any new product introductions could restrict the company's ability to expand its business plan, and, if severe enough, may shorten the period during which the available cash may be expected to satisfy the company's capital requirements. As of March 31, 1999, the company had no material capital commitments.

IMPACT OF YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The company's board of directors has established a committee to initiate formal communications with its subcontractors to determine the extent to which the company's operations are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. There can be no guarantee that the systems of other companies on which the company's operations rely will be timely converted and would not have an adverse effect on the company's operations. Any year 2000 compliance problems of the company could have a material adverse effect on the company's business, results of operations and financial condition.


                                   BUSINESS
THE COMPANY

     In October 1995, Posh was incorporated as a Texas corporation and acquired all of the outstanding partnership interests in Posh Wash G.P, owned by Mr. Pearce, Metro Publications and Messrs. Shriver and Hindle (Flair Image transferred its Posh Wash G.P. partnership interest to Messrs. Shriver and Hindle in October 1995), and from October 1995, to June 1997 all business had been conducted through Posh. The company was incorporated in May 1997, as a wholly owned subsidiary of Posh and in June 1997, all of the assets and liabilities of Posh were assigned to the company in exchange for 15,603,400 shares of company common stock. Concurrently therewith, the board of directors of Posh established a record date of June 11, 1997, to distribute all of the issued and outstanding stock of the company to the Posh stockholders. The historical management of Posh has assumed management of the company. The directors and officers of Posh are different and unrelated to the officers and directors of the company. Posh is in the business of manufacturing marbles and collectibles. Posh's fiscal year was September 30 and the company adopted a fiscal year in 1997 of June 30.

INDUSTRY BACKGROUND

     In 1998, Automotive Marketing, a predominant trade magazine reported that 30% of do-it-yourselfers bought oil treatment products and 26% bought appearance products. Management believes this amount is expected to increase as the average automobile age (currently 7.9 years) continues to increase due to the rising cost of new automobiles, and as car owners search for more ways to maintain the "new" appearance of older cars. The study distributed in April 1998 by Automotive Marketing, found that 66% of respondents were light do-it-yourselfers who at least washed and waxed their automobiles. Of the total do-it-yourselfers, only 55% bought auto supplies in auto parts stores, and management believes that this percentage has been steadily decreasing. Other retail outlets where chemical automotive appearance products are purchased include grocery stores, mass merchandisers, service stations, and auto detail shops. This study found that female do-it-yourselfers were becoming an important part of the market segment that purchases automotive maintenance products.

PRODUCTS

     Our strategy is to develop and market automotive care products that management believes have a potential for consumer application.

Guardian Angel

     Currently, we market and distribute Guardian Angel, a two-step automotive engine treatment. During the fiscal year ended June 30, 1998, we distributed 14,849 bottles of Guardian Angel. The average wholesale price for a two-step package of Guardian Angel is $22.95 and the suggested retail price is $29.95. Management believes that Guardian Angel is a technologically advanced engine treatment product and is unique, as compared to traditional automotive engine treatments or oil additives. Guardian Angel is manufactured using a proprietary formula that has been tested by QC Laboratories, Inc. to demonstrate how Guardian Angel penetrates case hardness and treats metal. Management believes Guardian Angel is not a typical solid-particulate-based engine treatment that coats the metal with Teflon, graphite, or other solid friction reducing agents. Guardian Angel is a concentrated proprietary formula that protects car and truck engines from excessive wear caused by the high temperatures of normal operation. Guardian Angel Engine Treatment and Guardian Angel Power Booster Treatment contain polarized liquid polymer molecules that penetrate and bond with your car's engine, creating a heat-transfer mechanism that eliminates damaging heat buildup and friction wear.

     Guardian Angel has been tested by numerous companies and laboratories under the manufacturer's product name X-1R. Based on copies of independent test reports received by management, we believe Guardian Angel offers advantages over other engine treatments.

     Since the 1970's, producers of polytetrafluoroethylene ("PFTE") engine treatment formulas have successfully educated the consumer regarding the need to reduce engine friction. Most competitive engine treatment formulas contain PFTE, popularly known as Teflon, which is a slippery solid substance. PFTE engine treatment formulas claim to reduce metal-to-metal grinding of moving engine parts during start-up which is when management estimates that significant engine wear occurs. Based on studies reported in Lubrication World, we estimate that the annual market for engine treatment products is approximately $150 million.

     The first function of lubrication is to establish a film thick enough and strong enough to prevent metal-to-metal contact, and therefore reduce wear. Unlike oil or other engine lubrication additives, Guardian Angel is not a coating or film. Independent testing has demonstrated that Guardian Angel actually impregnates itself in the metal and magnetically bonds to the critical "high" points of an engine where "boundary lubrication" exists. This liquid polarized molecule permanently sets up a safety barrier of molecule-to-molecule contact instead of metal-to-metal contact. Guardian Angel impregnates itself into the metal increasing the density which results in:

 .    Guardian Angel Engine Lubrication and Power Booster improving engine protection;
 .    Guardian Angel exhibiting better unlubricated wear resistance with its molecular bond;
 .    Guardian Angel creating a slippery surface that reduces the damaging effects of friction; and
 .    Guardian Angel transferring heat away from the engine "hot spots."

     The second function of lubrication is to reduce friction. Even where full film lubrication is present, force is required to move parts over one another and overcome the viscosity effect of the lubricant. Also, when the lubricant becomes contaminated with soot, dirt, and sludge, the viscosity is increased, and therefore friction and drag is increased. Guardian Angel reduces this friction in two ways:

 .    millions of elongated liquid polarized polymer molecules complete the circuit of thermal cycling and effectively carry away friction heat, even in dirty oil; and
 .    the use of Guardian Angel treats the metal and reduces contamination of oil.

This is especially true of sludge and metal particles caused by "Boundary Lubrication" and metal-to-metal wearing.

     The third function of lubrication is to keep engine interiors clean and protect against rust and corrosion, oil contamination, dirt, dust, metal particles, carbon, water, acids and unburned gasoline. Guardian Angel Engine Protectant and Guardian Angel Power Booster along with high grade motor oil or synthetic oil contain:

 .    additives which inhibit rust and corrosion caused by water condensation;
 .    detergent/dispersing agents which prevent the formation of sludge and varnish; and
 .    neutralizing acids which retard the oxidation of the oil at high temperatures.

     Because of the lubricating qualities of Guardian Angel, contamination of the oil is significantly decreased to the extent the additives in the lubricant function longer and allow longer intervals between oil changes. For proper lubrication, some oil must reach the area of the top piston ring in order to lubricate both the rings and the cylinder walls. This oil is exposed to the combustion of the fuel, therefore some of it is actually burned off. When this burning is excessive, black smoke is emitted from exhaust, oil consumption is excessive, and heavy carbon deposits are accumulated in the combustion chamber and on the spark plugs. Guardian Angel lubrication keeps the piston rings free and minimizes the amount of oil that is burned in the combustion chamber. This reduces oil consumption and pollution. Guardian Angel lubrication minimizes carbon deposits in the combustion chamber and on the spark plugs increasing efficiency and horsepower. Increased efficiency also increases fuel economy and reduces exhaust emissions.

     The fourth function of lubrication is to permit starting and allow prompt circulation. It is important to use lubrication which insures satisfactory cranking, proper circulation, and high temperature protection. Guardian Angel provides a safety factor for engine cranking before oil is circulated, and while engine surfaces are dry. The friction-reducing properties of Guardian Angel increases the cranking speed, and decreases the amperage drain on the battery. Engines start quickly even in extremely cold temperatures with minimal engine wear. Guardian Angel does not change the oil viscosity and management believes it is suitable for use with all premium and synthetic motor oils.

     The fifth function of lubrication is to cool engine parts. The use of Guardian Angel aids engine cooling by:

 .    immediately transferring heat away from engine parts allowing the oil to transfer the heat back to the oil crank case;
 .    reducing friction and decreasing water temperature aiding upper engine cooling;
 .    reducing friction and decreasing oil temperature aiding lower engine cooling; and
 .    helping keep oil passages clear of sludge deposits and contaminants so oil can circulate and cool properly.

     The sixth function of lubrication is to seal combustion pressures. The surfaces of the piston rings, ring grooves and cylinder walls are not completely smooth. When seen under a microscope these surfaces consist of little hills and valleys. Because of the hills and valleys, the rings cannot completely prevent high combustion compression and pressure from escaping into the low pressure area of the crankcase which wastes horsepower and reduces efficiency. Guardian Angel impregnates into the metal increasing the density by filling in these hills and valleys increasing cylinder compression and horsepower. Management believes that with the use of Guardian Angel, the consumer's automobile will last longer, run smoother, use less gasoline, cost less to maintain and reduce the possibility of roadside breakdowns. Management believes that Guardian Angel offers the following advantages:

 .    Ease of Use - No special tools or equipment are needed. The consumer simply adds Guardian Angel Engine Protection to the crankcase of their automobile. The consumer adds Guardian Angel Power Booster oil treatment after their next regularly scheduled oil-change for optimum performance.
 .    Improved Performance - Guardian Angel provides the consumer with (1)
     increased gas mileage, (2) increased horsepower, (3) increased compression,
     (4) improved lubrication, (5) reduced wear and down-time, (6) reduced oil consumption, (7) reduced friction and drag reduced operating temperatures, and (8) reduced emissions.

Posh Wash

     We market and distribute Posh Wash, a one-step automotive care cream. During the fiscal year ended June 30, 1998 we distributed 825 bottles of Posh Wash. The average wholesale price for a 16 oz. bottle of Posh Wash, including applicator sponge, is $15.16 and the suggested retail price is $19.95. Management believes that Posh Wash is a technologically advanced car care product and is unique from traditional automotive washes and waxes as it does not contain harsh cleaning agents, phosphates, and solvents which can be abrasive to automobile surfaces. Posh Wash is a car care cream containing special wetting agents and emulsifiers which, when applied with the applicator sponge, emulsifies with the surface soils and holds them in suspension and prevents surface abrasion. Furthermore, Posh Wash leaves a wax-like shine but does not remove paint as does typical automotive waxes. Accordingly, management believes Posh Wash replaces the need to utilize several automotive chemical appearance products, including washes, waxes, polishes, protectants, degreasers and glass/chrome/leather cleaners, to achieve a similar result.

     Management believes that Posh Wash has numerous benefits over traditional car care products as it can be utilized to:

(1)  clean exposed materials including:
     .   paint,
     .   glass,
     .   wood,
     .   leather,

     .   vinyl,
     .   plastic,
     .   upholstery,
     .   rubber,
     .   clear coats, and
     .   chrome;

(2)  remove (and protect against);
     .   road grime,
     .   tar,
     .   corrosive chemicals,
     .   bird droppings, and
     .   bug residue;

(3)  dry without streaks or water spots; and

(4)  protect an automobile with two sunscreens.

Posh Wash provides a protective wax-like finish at the same time as the car is washed, without buffing, and without leaving a residue build-up. Management believes Posh Wash eliminates the need to use:

     .   removers,
     .   washes,
     .   rinses,
     .   waxes,
     .   polishes, and
     .   conditioners.

Moreover, management believes that Posh Wash is environmentally safe as it contains no petroleum distillates and it is unique in the way it works because it is a chemical automotive appearance product that breaks the cycle of washing and waxing which, over time, removes the automobile's paint with each use.

Other Products

     Our long-term strategy is to introduce new products to our independent representatives as a means of expanding our product base. At this time, we are evaluating several test products which are non-exclusive products being marketed and distributed by other companies. We have not made a final determination whether these products will be profitable to us for distribution. We can provide no assurance that we will market or distribute these products, or if such marketing or distribution occurs that we will be successful in our efforts.

Production, Storage, Handling and Shipping

     We subcontract all manufacturing and packaging of Guardian Angel and Posh Wash. We purchase the Guardian Angel formula from Sun Coast Chemicals of Daytona, Inc. who manufactures Guardian Angel on an order-by-order basis. Sun Coast is a manufacturing company that manufactures various lubrication products. Sun Coast manufactures the Guardian Angel formula at its location and bottles Guardian Angel in 8 oz. bottles.

     We are the non-exclusive distributor of the formula for Guardian Angel throughout the continental United States and the entire foreign market. The unit cost to us of an 8 oz. bottle of Guardian Angel ranges from $2.24 to $1.91 depending upon the amount ordered. We do not have any sales quota or minimum purchase agreements.

     We purchase the Posh Wash formula from Mr. Robert Tisman who, in turn, subcontracts the manufacturing of Posh Wash to J. F. Daley, Inc. on an order-by-order basis. Daley is a manufacturing company that manufactures various creams, shampoos, and make-up and has three manufacturing facilities located in Missouri, Illinois and California. Management believes that the current facilities of Daley can accommodate the growth plan of the company, and if not, that there are other companies similar to Daley that could manufacture Posh Wash in the event the relationship with Daley was terminated. Daley manufactures the Posh Wash formula at its California location and bottles Posh Wash in a 16 oz., silk-screened, two-color bottle with flip cap.

     Mr. Tisman entered into a product supplier agreement with Flair Image, Inc. which was assigned to Posh Wash G.P. in October 1995 which was subsequently assigned to Posh in November 1995. The product supplier agreement between the company and Mr. Tisman automatically renewed through January 2003. Pursuant to the agreement, we are the non-exclusive distributor of the Posh Wash formula throughout the continental United States and the entire foreign market. The unit cost to the company of a 16 oz., silk-screened, two-color bottle with flip cap, Posh Wash packed, ranges from $1.81 to $1.49 depending upon the amount ordered. We do not have any sales quota or minimum purchase agreements. We have agreed to pay Mr. Tisman a sales commission of 2-1/2% of the current retail price of each Posh Wash sold, based initially upon a sales price of $19.95, with a mutually agreed upon bonus arrangement to be negotiated between the parties when retail sales reach $250,000 per month, $500,000 per month, and $1,000,000 per month.

     After the product is supplied by Daley and Sun Coast, each bottle is packaged in appropriate containers. Each bottle of Guardian Angel is packaged in a customized box that contains one 8 oz. bottle of step 1 Guardian Angel Engine Treatment and one 8 oz. bottle of step 2 Guardian Angel Power Booster. Each bottle of Posh Wash along with an applicator sponge is packaged into a 4" x 8-1/4" x 4" box. We subcontract the manufacture of the Posh Wash applicator sponge to Armaly Brands, the manufacture of the Posh Wash box to Carton Sales Company, Inc., the manufacture of the Guardian Angel box to Frankston Admiral, Inc., and the packaging of Guardian Angel and Posh Wash to Nightingale Rehabilitation, Inc. Completed product is warehoused at Nightingale which is located in Houston, Texas. Nightingale is currently charging us $90 per month for storage and handling. We do not have written contracts with any of these subcontractors other than current purchase orders. Management believes that there exists other subcontractors that could provide the necessary services if any current subcontractor terminates its relationship with the company.

     We are responsible for all shipping costs between manufacturers and Nightingale. In addition, we are responsible for all shipping costs from Nightingale's warehouse to independent distributors and other retailers. We utilize various national trucking lines and United Parcel Service for all of our shipping requirements, excluding deliveries in the Houston metropolitan area that are handled by a local delivery company.

MARKETING

Strategy

     We had approximately 367 independent representatives participating in our sales program generating product sales from their home-based business. During the next year, we plan to utilize infomercials to create a market presence for Guardian Angel. Management believes that the power of person-to-person selling and use of direct response television will increase sales to sufficient levels to maintain our future operations.

Marketing Techniques

     Management believes person-to-person sales of our products are successful because of the benefits provided by the products. However, equally important to representatives is our compensation plan. We utilize a seven level payment plan that all representatives participate in once they make an initial purchase of our products. Commissions are paid through our seven-level Unilateral Commission Plan. Representatives earn money by retailing our products, wholesaling our products, and by recruiting, training, and motivating others to sell and recruit.

     Using the experience of a Hollywood, California production company, we contracted for and completed the production of a 30-minute infomercial with Warren Chaney Productions, Inc. Beginning in the third quarter of 1999, we expect to introduce Guardian Angel by purchasing media time on selected cable stations in areas where we have independent representatives. We believe the sale of Guardian Angel by direct response television will also produce potential independent representatives. In addition, management expects media advertising to promote name recognition for independent representatives, thereby increasing independent representative person-to-person sales. Purchasers will buy the product and receive information on marketing along with their product.

     Another important element in our marketing strategy is to keep the retail price of Guardian Angel and Posh Wash low. The company prices Guardian Angel and Posh Wash at a suggested retail price point that we believe is affordable to a large percentage of the population. To date, our returns of product from retailers has been insignificant.

DISTRIBUTION

     Our strategy is to expand and diversify our customer and distribution base. We have been and continue to be dependent on independent representatives to sell our products in accordance with the marketing program. Moreover, we have produced a 30-minute television infomercial to use in selected cable television media markets to sell Guardian Angel. In addition to selling products through television 1-800 direct sales, new independent representatives will be developed through a presentation of the marketing program when they receive the product. For the fiscal year ending June 30, 1998, our sales of Guardian Angel and Posh Wash to independent representatives represented 84% of our total revenue. We expect the dollar amount of our total sales to independent representatives to increase because satisfied customers earn commissions when recommending the purchase of our products to new customers. Since independent representatives earn commissions from retailing products, wholesaling products or recruiting other representatives that sell our products, we expect to continue to expand sales revenue of products sold through independent representatives. Independent representatives buy products at wholesale prices and pay us in advance for all products ordered. In addition, we believe revenues from products sold will increase from direct response sales generated from the television infomercial.

COMMISSIONS

     Commissions are paid by us based on a seven-level Unilateral Commission Plan. When a representative sells our products and the customer decides to also become a representative, the new representative is placed on the original representatives first level of our seven-level commission plan. The original representative earns commissions on all repeat sales of all first level representatives and their entire downline of representatives through seven levels as long as they continue to train and motivate their sales organization to build a clientele of retail customers who order a minimum of $50 wholesale volume per month. Commissions are:

                 1st      2nd      3rd      4th      5th      6th    7th
Product         Level    Level    Level    Level    Level    Level  Level
-------         -----    -----    -----    -----    -----    -----  -----

Guardian Angel   10%       5%       5%      20%       5%       5%     5%

Posh Wash        10%       5%       5%      10%       5%       5%     5%


     In addition to traditional channels of network marketing distribution, we believe that Guardian Angel and Posh Wash can be sold through a variety of other distribution channels such as mail order, direct response advertising, and home shopping networks. Management will continue to pursue all networks of distributing Guardian Angel and Posh Wash in order to promote its product.

ROYALTIES

     We have entered into several agreements to pay royalties in exchange for capital investments and advertising contributions. The agreements provide for the company to pay royalties to investors based on, but not limited to, the number of bottles of Posh Wash sold per month based on the wholesale price, the percentage of international licensing fees received, and percentages of income earned from the sale of other automotive products. Based on our existing product line and geographic distribution, we currently pay the following royalties: (1) 2.5% of the retail price of Posh Wash, currently $19.95, to Mr. Tisman; (2) a $1.00 per bottle royalty on all sales of Posh Wash to Thurman Thomas Investments; (3) a $.1482 per bottle royalty on all sales of Posh Wash in the United States until sales reach 700,000 bottles, then a $.1482 per bottle royalty on all sales of Posh Wash in the United States over 10,000 bottles per month thereafter, and a 1.48% royalty of all gross international sales of Posh Wash to six unaffiliated investors - Allen J. Becker, Jeffrey D. Friedman, Mark
A. Kaufman, James A. Friedman, Linscomb & Williams Investment Partnership and Window Communications Corporation; and (4) a $.50 per bottle royalty on all sales of Posh Wash over 12,000 bottles per month and a $1.00 per bottle royalty on all sales of Posh Wash over 20,000 bottles per month to Sunbelt Broadcasting II, L.P. until such royalties total $300,000. Our strategy is to minimize any future royalty payments.

COMPETITION IN THE AUTOMOTIVE PRODUCTS INDUSTRY

     The automotive products aftermarket is a highly fragmented and competitive industry. Guardian Angel and Posh Wash compete with numerous other car wash and engine treatment products, several of which are a part of a range of automotive products marketed under a common trade name. While management does not believe that competitors are distributing a product based upon Sun Coast's or Mr. Tisman's formulas, there can be no assurance that this will not occur in the future. Companies that market such products have significantly greater financial resources than the company. The primary competitive factors in the automotive aftermarket are:

 .    brand-name recognition,
 .    product quality,

 .    ease of use,
 .    channels of distribution,
 .    space, and
 .    perceived price/value relationship.

There can be no assurance that we will be able to successfully compete in this highly competitive marketplace.

PATENTS AND TRADEMARKS

     Neither the company, Mr. Tisman nor Sun Coast has applied for any patents covering the formula used in Posh Wash or Guardian Angel. We have obtained federal trademark registration on the "Posh Wash" brand name and have applied for trademark registration on the "Guardian Angel" brand name.

PERSONNEL

     As of June 9, 1999, we had three salaried employees and approximately 367 independent representatives who are compensated on a commission basis. We also employ additional office personnel on a temporary basis. None of our employees are represented by labor unions. We believe our employee relations are good.

FACILITIES

     Our corporate headquarters consists of 2,500 square feet of leased space in Houston, Texas. These premises are utilized by members of senior management and accounting personnel. We sublease our space from an unaffiliated third party under an oral agreement for a base rent of $1,325 per month which management believes to be competitive with market prices. We share our space with the unrelated third party.

LEGAL PROCEEDINGS

     As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us or to which we are a party.

AVAILABLE INFORMATION

     The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

     Prior to the date of this prospectus, we were not subject to the information and reporting requirements of the Securities Act. As a result of this registration statement becoming effective, we will become subject to such requirements and, in accordance therewith, we will file periodic reports, proxy materials and other information with the SEC. We will provide our stockholders with annual reports containing audited financial statements and, if determined to be feasible, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. We have filed a registration statement of Form SB-2 under the Securities Act, with respect to the securities being registered. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC or may be examined, without charge, at the public reference facilities of the SEC, 450 Fifth Street, Northwest, Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will provide without charge to each person who receives a copy of the prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to the company, Attention: Mr. Frederic G. Hindle, 10696 Haddington, Suite 117, Houston, Texas 77043.

                                  MANAGEMENT

     The executive officers and directors of the company are as follows:

     NAME                    AGE  POSITION
     ----                    ---  --------

     Donald L. Shriver       65  Chairman of the Board

     Frederic G. Hindle      53  President, Director and Chief Executive Officer

     Donald L. Shriver, Jr.  37  Secretary and Director

     Denny C. Pearce         61  Director

     Grady Cavness, Sr.      51  Director

     DONALD L. SHRIVER has served as chairman of the board of the company since inception. Mr. Shriver served as chairman of the board of Posh from October 1995 to June 1997. Mr. Shriver served as chief executive officer of Flair Image from its inception in September 1991. Flair Image served as managing partner of Posh Wash G.P. since the partnership was formed in June 1994. Mr. Shriver co-founded Petrolon, Inc. in 1978, which, under his leadership as president, became one of the leading automotive aftermarket corporations in the world through the sale of the "Slick 50" product line of engine treatment products. Mr. Shriver sold his interest in Petrolon, Inc. in March 1991, and in July 1995, Petrolon, Inc. was acquired by the Quaker State Corporation. Mr. Shriver received a Bachelor of Arts degree from Texas Christian University.

     FREDERIC G. HINDLE has served as president and a director of the company since inception. Mr. Hindle served as president of Posh from October 1995 to June 1997. Mr. Hindle has served as an executive officer of Flair Image since August 1993. From 1982 until August 1993, Mr. Hindle was an executive officer with Investment Realty company ("IVC"), a real estate brokerage and development company located in Houston that Mr. Hindle founded in 1982. At IVC, Mr. Hindle was responsible for the day-to-day operations of the business which was involved in the development of a variety of real estate projects ranging from $1 to $10 million. Mr. Hindle received a Bachelor of Science in Engineering from the University of Florida.

     DONALD L. SHRIVER, JR. has served as secretary and a director of the company since inception. Mr. Shriver, Jr. served as secretary and a director of Posh from October 1995 to June 1997. Mr. Shriver, Jr. has served as operations manager of Flair Image since its inception in September 1991. Mr. Shriver, Jr. served as communications director of Entourage International, Inc., a direct sales company from 1986 to 1990. Mr. Shriver, Jr. has over nine years experience in computer desktop publishing and graphic design. Mr. Shriver, Jr. received a Bachelor of Arts degree from Houston Baptist University.

     DENNY C. PEARCE has served as a director of the company since inception. Mr. Pearce served as director with Posh from October 1995 to June 1997. From 1978 to April 1995, Mr. Pearce owned and operated Tech-Weld Inc., a welding supply company he founded. In April 1995, Mr. Pearce sold Tech-Weld and since that date has owned and operated NPI Systems, Inc., a nut and bolt supply company.

     GRADY CAVNESS, SR. has served as a director of the company since inception. Mr. Cavness served as director with Posh from October 1995 to June 1997. Mr. Cavness has served for 17 years as area manager for Stesani Distributing Co., Coors Products. Mr. Cavness has served as Thurman Thomas' business manager since 1990 and the president of Thurman Thomas Investments, Inc. since June 1994. Mr. Cavness received his Bachelor of Business Administration degree from the University of Texas at El Paso.

     Directors are elected annually and hold office until the next annual meeting of the stockholders of the company and until their successors are elected and qualified. The board has not established any committees. Officers are elected annually and serve at the discretion of the board of directors. Donald L. Shriver, Jr. is the son of Donald L. Shriver. There are no other family relationships between or among any of the directors and executive officers of the company. No compensation is paid to any director in any such capacity other than reimbursement of out-of-pocket expenses to attend Board meetings.

                            EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the chief executive officer of the company. No other executive officer has received in excess of $100,000 in compensation during the last three fiscal years.

                                                    SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                            -------------------
                                                                                            Long-Term
     Name and Principal          Fiscal                                 Other Annual       Compensation     All Other
         Position                 Year     Salary/(1)/      Bonus     Compensation/(2)/        Option      Compensation
-----------------------------     ----     ----------       -----     -----------------    ------------    ------------

Frederic G. Hindle, President     1998     $64,000/(3)/
and Chief Executive Officer       1997     $60,000/(4)/
                                  1996     $60,000/(5)/                                                     $4,468/(6)/

________________

(1) Compensation received in the form of a management fee.
(2) The named executive officer did not receive prerequisites or other benefits valued in excess of 10% of the total reported annual fees and bonus.
(3) $30,000 has not been paid to date and is currently being accrued.
(4) $42,000 has not been paid to date and is currently being accrued.
(5) $10,000 has not been paid to date and is currently being accrued.
(6) Consists of incentive compensation.


EMPLOYMENT AND CONSULTING AGREEMENTS

     In October 1995, Mr. Hindle entered into a 10-year employment agreement with Posh that was assumed by the company that provided for a monthly management fee of $5,000 plus sales incentive compensation ranging from 3%-5% of the wholesale price of each bottle of Guardian Angel and Posh Wash sold plus identical incentive compensation for each additional product sold by the company. In October 1998, the company entered into an amended and restated employment agreement with Mr. Hindle that expires in October 2008 which provides for a minimum management fee of $7,000 per month plus incentive compensation as described above. If Mr. Hindle is constructively terminated, as that term is defined in the amended and restated employment agreement attached hereto as
Exhibit 10.3(2), Mr. Hindle will receive incentive compensation for the entire term of the employment agreement plus the greater of one year of base compensation or the remaining base compensation that would have been paid pursuant to the employment agreement. In October 1995, Mr. Shriver entered into a 10-year consulting agreement with Posh that was assumed by the company that provides for a monthly fee of $5,000 plus sales incentive compensation ranging from 3%-5% of the wholesale price of each bottle of Guardian Angel and Posh Wash sold plus identical incentive compensation for each additional product sold by the company. In October 1998, the company entered into an amended and restated consulting agreement with Mr. Shriver that expires in October 2008 which provides for a monthly fee of $7,000 and provides for incentive compensation as described above. Messrs. Hindle and Shriver did not receive incentive compensation during the twelve months ended June 30, 1997, and the fiscal year ended June 30, 1998, and no incentive compensation was accrued.

STOCK OPTIONS

     In June 1997, the board of directors and majority stockholders adopted a stock option plan under which 600,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, no options have been granted pursuant to such plan and the company has no present plans for the issuance thereof. The company does not have a defined benefit plan or any retirement or long-term incentive plans.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information regarding the beneficial ownership of all shares of the company common stock upon the completion of the distribution of such shares to Posh stockholders by (i) each person who owns beneficially more than five percent of the outstanding shares of common stock,
(ii) each director of the company, (iii) each named executive officer, and (iv) all directors and officers as a group.

                                            SHARES
                                         BENEFICIALLY
NAME OF BENEFICIAL OWNER/(1)(2)/            OWNED        PERCENT OF VOTING POWER
--------------------------------

Frederic G. Hindle...............          4,169,094               26.7%

Donald L. Shriver................          4,129,094               26.5%

Metro Publications, Inc./(3)/....          1,440,000                9.2%

Denny C. Pearce..................          1,119,312                7.2%

Donald L. Shriver, Jr............            500,000                3.2%

Grady Cavness, Sr./(4)/..........            122,500                 *

All directors and officers
  as a group (5 persons).........         10,040,000               64.3%

--------------------------
*   Less than one percent.
(1) The business address of each individual is the same as the address of the company's principal executive offices, except for Metro Publications, Inc. whose business address is 681 Fifth Avenue, 10th Floor, New York, New York 10022, Mr. Pearce whose business address is 6606 N. Gessner, Houston, Texas 77040, and Thurman Thomas Investments, Inc. whose business address is 2506 Robinhood, Houston, Texas 77005.
(2) Unless otherwise noted, each person or entity has sole investment power and sole voting power over the shares disclosed.
(3) Metro Publications, Inc. is a holding company. Mr. David Saperstein is has voting control over the shares.
(4) Mr. Cavness is the president of Thurman Thomas Investments which is the record holder of these shares and, as such, Mr. Cavness has shared investment power and shared voting power over these shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1997, the company agreed to distribute 15,603,400 shares of its common stock to Posh in consideration for all the right, title and interest in and to the assets and liabilities of Posh. Posh agreed to distribute the company's common stock to the Posh stockholders. The company has not utilized the services of any promoters, and therefore, has not paid any consideration to such persons.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     Our articles of incorporation authorize 30,000,000 shares of common stock, $.001 par value per share. The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the company. The holders of common stock have the sole right to vote, except as otherwise provided by law or by the company's articles of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

     The board of directors is authorized to issue up to 5,000,000 shares of "blank check" preferred stock, par value $.001 per share. The company has no present plans to issue any shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Registrar and Transfer Company, Cranford, New Jersey.


                                    EXPERTS

     The financial statements for the fiscal year ended June 30, 1998, the period from June 12 to June 30, 1997, the period from October 1, 1996 to June 11, 1997 and the period from October 9, 1995 to September 30, 1996, included in this registration statement have been included herein in reliance upon the report of Null Lairson, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

     Certain legal matters relating to the distribution of the shares hereby will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                         INDEX TO FINANCIAL STATEMENTS


                      CLASSIC TRENDS INTERNATIONAL, INC.


Nine Months Ended March 31, 1999

Unaudited Balance Sheet................................................  F-2
Unaudited Statement of Income..........................................  F-3



Fiscal Year Ended June 30, 1998 and the period from June 12 to
June 30, 1997

Independent Auditor's Report...........................................  F-5
Balance Sheets.........................................................  F-6
Statements of Income...................................................  F-7
Statement of Changes in Stockholders' Equity...........................  F-8
Statements of Cash Flows...............................................  F-9
Notes to Financial Statements..........................................  F-10


                           POSH INTERNATIONAL, INC.

Period from Inception (October 9, 1995) to September 30, 1996 and the Period from October 1, 1996 to June 11, 1997

Independent Auditors' Report........................................... F-17
Balance Sheet.......................................................... F-18
Statements of Income................................................... F-19
Statements of Changes in Stockholders' Equity.......................... F-20
Statements of Cash Flows............................................... F-21
Notes to Financial Statements.......................................... F-22


                    PRO FORMA COMBINED FINANCIAL STATEMENTS


Twelve Months Ended June 30, 1997

Management's Report.................................................... F-28
Unaudited Pro Forma Statements of Income............................... F-29
Unaudited Pro Forma Statements of Cash Flows........................... F-30

CLASSIC TRENDS INTERNATIONAL, INC.
BALANCE SHEET
MARCH 31, 1999 AND 1998



                                                                            1999               1998
                                                                        -----------        -----------
                    ASSETS

CURRENT ASSETS
      Cash and cash equivalents                                         $    91,087        $     4,212
      Investment                                                                  -                 42
      Accounts receivable-trade                                                   -                  -
      Accounts Receivable-other                                                   -                  -
      Stock subscription receivable                                          35,000             50,000
      Inventory                                                              70,886             89,705
                                                                        -----------        -----------
           TOTAL CURRENT ASSETS                                             196,973            143,959

FIXED ASSETS, NET OF ACCUMULATED DEPRECIATION                                10,000             20,341


OTHER ASSETS
      Goodwill, net of accumulated amortization                              72,066             74,066
      Organizational Costs, net of accumulated amortization                   2,946              4,396
                                                                        -----------        -----------
           TOTAL OTHER ASSETS                                                75,012             78,462
                                                                        -----------        -----------

           TOTAL ASSETS                                                 $   281,985        $   242,762
                                                                        ===========        ===========


             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts Payable and accrued expenses                             $    59,227        $    56,612

      Accrued interest payable to a related party                            64,320             43,491
      Accounts payable to a related party                                   287,188            180,383
      Liability for future royalties                                        100,786            100,786
      Current note payable                                                  342,950            145,352
      Notes Payable to a related party                                      236,544            236,544
                                                                        -----------        -----------
           TOTAL CURRENT LIABILITIES                                      1,091,015            763,168

SHAREHOLDERS' EQUITY (DEFICIT)
      Preferred stock, $.001 par value; 5,000,000
        shares authorized, none issued                                            -                  -
      Common Stock, $.001 par value; 30,000,000
        shares authorized, 15,603,400 issued                                 15,603             15,603
      Additional paid-in-capital                                            837,277            837,277
      Less: Stock Subscription Receivable                                   (40,907)          (150,000)
      Deficit accumulated during the development stage                   (1,621,003)        (1,223,286)
                                                                        -----------        -----------
           TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                            (809,030)          (520,406)
                                                                        -----------        -----------
           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $   281,985        $   242,762
                                                                        ===========        ===========

See accompanying notes to financial statements

CLASSIC TRENDS INTERNATIONAL, INC.
STATEMENTS OF INCOME
FOR THE PERIODS ENDED MARCH 31, 1999 AND 1998

                                                                            1999                 1998
                                                                         ----------            ----------
SALES                                                                    $   29,364            $  151,449
COST OF SALES                                                                 9,410                82,676
                                                                         ----------            ----------
      GROSS PROFIT                                                           19,954                68,773

OPERATING EXPENSES

      Selling Expenses                                                       59,671               164,405
      General and administrative expenses                                   273,614               263,108
                                                                         ----------            ----------

      Total Operating Expenses                                              333,285               427,513

           OPERATING LOSS                                                  (313,331)             (358,740)

NON-OPERATING INCOME (EXPENSE)

      Interest Expense                                                      (18,350)              (17,774)
                                                                         ----------            ----------

           NET LOSS                                                      $ (331,681)           $ (376,514)
                                                                         ==========            ==========

Cumulative Revenues since Inception                                      $1,022,386            $  868,387
                                                                         ==========            ==========

Cumulative Expenses since Inception                                      $2,620,047            $1,976,695
                                                                         ==========            ==========

Earnings (Loss) Per Share                                                $    (0.01)           $    (0.01)
                                                                         ==========            ==========
Weighted Average Number of Common
      Shares Outstanding                                                 15,603,400            15,603,400
                                                                         ==========            ==========

See accompanying notes to financial statements

                         AUDITED FINANCIAL STATEMENTS

                      CLASSIC TRENDS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                Houston, Texas

                       June 30, 1998 and for the Period
                           June 12 to June 30, 1997

INDEPENDENT AUDITORS' REPORT

Board of Directors
Classic Trends International, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Classic Trends International, Inc., a Texas Corporation (the Company), for the twelve months ended June 30, 1998, and for the period June 12 to June 30, 1997, and the related statements of income, changes in stockholders' equity and cash flows for the periods then ended. These financial statements are the responsibility of the management of Classic Trends International, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly in all material respects, the financial position of Classic Trends International, Inc. as of June 30, 1998, and for the period June 12 to June 30, 1997, and the results of its operations and its cash flows for the periods then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating loss raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         Null Lairson, P.C.

Houston, Texas
October 5, 1998

CLASSIC TRENDS INTERNATIONAL, INC.
BALANCE SHEET
June 30, 1998 and 1997

                                                                                       1998                   1997
                                                                                  ----------------       ----------------
                                       Assets
Current Assets
  Cash and cash equivalents                                                              $ 92,830               $ 40,416
  Investment                                                                                  -                       42
  Accounts receivable-trade                                                                   -                    2,710
  Accounts receivable-other                                                                16,812                  5,000
  Stock subscription receivable                                                            50,000                110,000
  Inventory                                                                                89,308                143,991
                                                                                  ----------------       ----------------
    Total Current Assets                                                                  248,950                302,159

Fixed assets, net of accumulated depreciation                                              17,500                 28,867

Other Assets
  Goodwill, net of accumulated amortization                                                73,547                 75,521
  Organizational Costs, net of accumulated amortization                                     4,343                  6,204
                                                                                  ----------------       ----------------
    Total Other Assets                                                                     77,890                 81,725
                                                                                  ----------------       ----------------
    Total Assets                                                                         $344,340               $412,751
                                                                                   ===============        ===============
                        Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable and accrued expenses                                                  $ 59,398               $ 46,233
  Accrued interest payable to a related party                                              49,696                 30,197
  Accounts payable to a related party                                                     210,383                 92,883
  Liability for future royalties                                                          100,786                100,786
  Current note payable                                                                    273,974                 50,000
  Notes payable to a related party                                                        236,544                236,544
                                                                                  ----------------       ----------------
    Total Current Liabilities                                                             930,781                556,643

Shareholders' Equity (Deficit)
  Preferred stock, $.001 par value;  5,000,000
    shares authorized; none issued                                                              -                      -
  Common stock, $.001 par value; 30,000,000
    shares authorized; 15,603,400 issued                                                   15,603                 15,603
  Additional paid-in-capital                                                              837,277                837,277
  Less: Stock subscription receivable                                                    (150,000)              (150,000)
  Deficit accumulated during the development stage                                     (1,289,321)              (846,772)
                                                                                  ----------------       ----------------
    Total Shareholders' Equity (Deficit)                                                 (586,441)              (143,892)
                                                                                  ----------------       ----------------
    Total Liabilities and Shareholders' Equity                                           $344,340               $412,751
                                                                                   ===============        ===============

See accompanying notes to financial statements.

CLASSIC TRENDS INTERNATIONAL, INC.
STATEMENTS OF INCOME
For the Year Ended June 30, 1998 and Period Ended June 30, 1997

                                                                  June 12 to
                                                                    June 30
                                                 1998                1997
                                           -----------------   -----------------
Sales                                             $ 201,932           $  27,654
Cost of sales                                       110,235               9,835
                                           -----------------   -----------------
    Gross Profit                                     91,697              17,819

Operating Expenses

  Selling Expenses                                  219,206              10,432
  General and administrative expenses               350,810              38,534
                                           -----------------   -----------------
  Total Operating Expenses                          570,016              48,966

    Operating Loss                                 (478,319)            (31,147)

Non-operating Income (Expense)
  Gain on sale of investment                         59,469                   -
  Interest expense                                  (23,699)             (1,037)
                                           -----------------   -----------------
    Net Loss                                      $(442,549)          $ (32,184)
                                            ================    ================
Cummulative Revenues since Inception              $ 997,438           $ 691,757
                                            ================    ================
Cummulative Expenses since Inception            $ 2,286,759         $ 1,538,529
                                            ================    ================
Earnings (Loss) Per Share                            ($0.03)              $0.00
                                            ================    ================
Weighted Average Number of Common
  Shares Outstanding                             15,603,400          15,603,400
                                            ================    ================

See accompanying notes to financial statements.

CLASSIC TRENDS INTERNATIONAL, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Year Ended June 30, 1998 and Period Ended June 30, 1997

                                                     Common       Common      Additional        Stock
                                    Preferred        Stock        Stock         Paid-In     Subscription       Accumulated
                                      Stock          Shares       Amount        Capital      Receivable          Deficit
                                   ----------     -----------   ---------    -----------   -------------    ---------------
Balance at June 11, 1997              $   -        15,603,400    $15,603        $837,277      $(150,000)      $   (814,588)

Net Loss                                  -                 -          -               -              -            (32,184)
                                   ----------     -----------   ---------    -----------   -------------    ---------------
Balance at June 30, 1997                  -        15,603,400     15,603         837,277       (150,000)          (846,772)

Net Loss                                  -                 -          -               -              -           (442,549)
                                   ----------     -----------   ---------    -----------   -------------    ---------------
Balance at June 30, 1998              $   -        15,603,400    $15,603        $837,277      $(150,000)      $ (1,289,321)
                                    =========      ==========    ========     ==========    ============     ==============

See Notes to Financial Statements

CLASSIC TRENDS INTERNATIONAL, INC.
STATEMENTS OF CASH FLOWS
For the Year Ended June 30, 1998 and Period Ended June 30, 1997

                                                                              1998                          1997
                                                                         ----------------              ----------------
Cash Flows from Operating Activities

  Net income                                                                  $(478,319)                  $ (31,147)
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
    Depreciation                                                                 11,367                         544
    Amortization                                                                  3,835                         204
    Accrual of interest expense                                                 (23,699)                     (1,037)
    Changes in operating assets and liabilities:
      Investments                                                                    42                         (42)
      Accounts receivable                                                        (9,102)                        159
      Inventory                                                                  54,683                       4,393
      Accounts payable and accrued liabilities                                   13,165                       9,758
      Accounts payable to related parties                                       136,999                       3,833
                                                                         ---------------             ---------------
        Net Cash Provided by Operating Activities                              (291,029)                    (13,335)
                                                                         ---------------             ---------------
Cash Flows from Financing Activities

  Proceeds from sale of common stock                                             59,469                           -
  Proceeds from note payable                                                    223,974                      25,000
  Proceeds from contributed capital                                                   -                          41
  Proceeds from stock subscription receivable                                    60,000                           -
                                                                         ---------------             ---------------
        Net Cash Provided (Used)
          by Financing Activities                                               343,443                      25,041
                                                                         ---------------             ---------------
        Net Increase in Cash and Cash Equivalents                                52,414                      11,706

Cash and cash equivalents at beginning of year                                   40,416                      28,710
                                                                         ---------------             ---------------
        Cash and Cash Equivalents at End of Year                                $92,830                     $40,416
                                                                          ==============              ==============
Cummulative cash inflows since inception                                      1,789,285                   1,234,949
                                                                          ==============              ==============
Cummulative cash outflows since inception                                     1,696,455                   1,194,491
                                                                          ==============              ==============

See accompanying notes to financial statements.

CLASSIC TRENDS INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
June 30, 1998 and 1997


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Organization - Classic Trends International, Inc., (the "Company") was organized on May 28, 1997 as a Texas Corporation. Under its Articles of Incorporation, the Company is authorized to issue 30,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

    On June 12, 1997, the Company acquired the assets, liabilities and shareholders' equity of Posh International, Inc. (Posh), a Texas corporation, in a business combination of entities under common control. This business combination has been accounted for at historical cost in a manner similar to that in a pooling of interests accounting. The Company was formed as a subsidiary of Posh. 15,603,400 shares of common stock were issued to Posh. The assets, liabilities and shareholders' equity of Posh were then transferred into the Company. Immediately after this transaction, the Company's stock was distributed to the shareholders of Posh.

    Posh International, Inc., a Texas Corporation, was organized on October 9, 1995. Prior to its formation, the Company's primary product line was produced, marketed, and distributed by Flair Image, Inc. The Company was organized by incorporating Posh Wash, G.P., and exchanging the new Company's stock for Flair's rights to Posh Wash products.

    The principal business of Posh International, Inc. was direct matrix marketing of car care products. Matrix marketing relies on recruiting a network of distributors who sell products directly to the public. In addition to soliciting customers, each distributor attempts to recruit new distributors. The distribution of commissions on sales is determined by the number of layers of distributors between the Company and the point of sale.

    The Company's primary products are Posh Wash car cleaning and waxing products, and Guardian Angel, an engine additive and restorative ingredient. Its primary market area includes Austin, Dallas, Ft. Worth and Houston, Texas. The Company has the exclusive rights to sell Posh Wash and non-exclusive right to sell Guardian Angel, a line of engine additive products, throughout the United States and internationally.

    Method of Accounting - The financial statements are prepared using the accrual basis of accounting.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all cash accounts and petty cash on hand to be cash or cash equivalents.

    Depreciation - Software is carried at cost. Depreciation of software is provided using the straight-line method for financial reporting. Depreciation expense was $10,304 and $544 for 1998 and 1997, respectively.

CLASSIC TRENDS INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Continued)
--------------------------------------------------------------------------------
June 30, 1998 and 1997


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, continued

    Other assets - Other assets consist of organization expenses and goodwill. Goodwill is the excess of acquisition costs over the fair market value of net assets acquired. Goodwill is amortized over 15 years and organization expenses are amortized over 5 years, using the straight-line method of amortization.

    Allowance for Doubtful Accounts - The company considers all trade and other receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required.

    Inventory - Inventory is stated at the lower-of-cost or market on the average cost method.

    Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable timing differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    Revenue Recognition - Revenue is recognized when the product is shipped to the customer. For the initial order on certain new customers, the Company allows the customer to return any unsold product. The Company provides an allowance for these returns.

    Advertising Costs - Advertising costs consist mainly of the development of an infomercial for the Company's product. Since results are unproven and life of the product created is undetermined, all advertising costs were expensed.

    Liability for Future Royalties - The liability for future royalties represents cash received from investors for the right to receive future royalties. The liability is amortized as the royalties are paid in the amount of the royalties due under the agreements.

    Concentration of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company markets its product under a matrix marketing plan. The primary focus of matrix marketing is the recruitment of individuals, who serve as the Company's distributors. Each distributor is encouraged to recruit others. The incentive to do so that they derive commissions from the sales of each distributor they

CLASSIC TRENDS INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Continued)
--------------------------------------------------------------------------------
June 30, 1998 and 1997


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, continued

    recruit either directly or indirectly. To maximize their income potential each distributor strives to develop multiple layers of additional distributors that are tied to them. As a result a loss of distributors could result in a loss in either a geographic or demographic market.

    Major Supplier - The Company is currently dependent on the sales of the Posh Wash product which is supplied by an individual who has entered into a non-exclusive distribution and supply agreement with the Company to provide the product. The Company has no other source to obtain the product and the supplier is not obligated to supply all of the product demanded by the Company. The supply agreement was automatically renewed in January 1998, and is automatically renewable in five year terms, thereafter.

    Earnings Per Share - Earnings per share is based on the weighted average number of shares of common stock outstanding during the period. The Company declared a two-for-one stock split in 1996. All share and per share amounts have been adjusted to reflect the stock splits.

    Development Stage Operations - Operations since inception have been devoted to developing markets for its products and raising capital.

2.  GOING CONCERN

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company had a net loss of $442,549 for the period ended June 30, 1998 and had a retained deficit of $1,289,321 at that date. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's ability to continue as a going concern is dependent upon its ability to expand the market for the Posh Wash and Guardian Angel products and to obtain additional funding to facilitate the Company's expansion. Management believes the Company will be successful in expanding its revenue base and obtaining additional funding in sufficient amounts to provide for the Company's existing operating requirements and expansion of its revenue base.

3.  RELATED PARTY TRANSACTIONS

    The Company incurred management fees of $120,000 under employment agreements with its chairman of the board and president, which provide for total monthly compensation of $10,000 plus

CLASSIC TRENDS INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Continued)
--------------------------------------------------------------------------------
June 30, 1998 and 1997


3.  RELATED PARTY TRANSACTIONS, continued

    incentive compensation ranging from a total of 6% to 10% of monthly product sales. In the event of termination, the Company could be required to pay all amounts which would have been due under these agreements through the expiration of the agreement, which is October, 2005.

    Accounts payable to related parties consist of amounts payable to officers and others for management fees and commissions.

    The notes payable to a related party are owed to Flair Image and consist of various unsecured notes which mature at various dates from October, 1998 through March, 1999. Each note bears interest at 7.5%, which is due at maturity. No interest payments were made on these notes during fiscal years 1998 or 1997.

4.  NOTES PAYABLE

    Notes payable consist of the following:

    Note payable to bank dated May 28, 1998, for $35,280, at 9.5% interest per annum, principal and interest due in one payment on August 28, 1998. Unsecured.

    Note payable to an individual dated May 8, 1998, for $188,889, at 7.5% interest per annum, principal and interest due in one payment on May 8, 1999. Unsecured.

    Note payable to a bank, revolving line of credit, with interest at 8.5% per annum. At June 30, 1998, the balance due was $49,805. Unsecured.

    Notes payable to related parties mature at various dates from October, 1998 to March, 1999 (see Note 3).

5.  COMMITMENTS

    In June, 1995, the Company received $103,750 from various investors in exchange for a royalty of $0.1482 per bottle on all sales in the United States until sales reach 700,000 bottles, then a $0.1482 per bottle royalty for all sales in the United States over 10,000 bottles per month and 1.482% of all international sales.

    The Company is obligated under a purchase agreement with the exclusive supplier and inventor of Posh Wash to pay a royalty of 2.5% of the retail price of each bottle sold, with a mutually agreed upon bonus arrangement to be negotiated when retail sales reach $250,000 per month, $500,000 per month and $1,000,000 per month. These royalties are recorded as a component of cost of sales. Total royalties paid under this agreement for the period ended June 30, 1998 and 1997 amounted to $5,000.00.

CLASSIC TRENDS INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Continued)
--------------------------------------------------------------------------------
June 30, 1998 and 1997

5.  COMMITMENTS, continued

    On June 24, 1994, the Company sold a royalty interest on various products to an investor for cash of $200,000. In October 1995, the Company negotiated a reduction in the royalties originally granted in exchange for 61,250 shares of the Company's common stock and a warrant to acquire 150,000 shares of the Company's common stock for $.50 per share. Under the revised agreement, the investor obtained the right to receive a $1 per bottle royalty on all future sales of Posh Wash product.

6.  CONTINGENCY

    On December 31, 1996, the Company sold stock to three entities for $176,000 in cash and $260,000 to be set up as a receivable. As of June 30, 1998, $200,000 of the receivable is still outstanding. Collection efforts have proven successful in obtaining marketable securities in satisfaction of the outstanding receivable balance. Any deficiency between the market prices of the stock, when sold, and the receivable will be satisfied by the entities owing the receivable (See Note 11).

7.  PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights, and preferences as it may determine. No preferred stock has been issued as of October 5, 1998.

8.  STOCK OPTION PLAN

    In October, 1995, the Board of Directors and majority stockholders of the Company adopted an incentive stock option plan under which 600,000 shares of the common stock have been reserved for issuance. No stock under this plan has been issued as of October 5, 1998.

9.  INCOME TAXES

    The Company's deferred tax asset relates to its current period loss, creating a net operating loss carryforward. The deferred tax asset totals $194,088 but due to the uncertainties related to the continuing operations of the Company the entire asset has been offset by an asset valuation reserve. The current year loss carryforward will expire in 2011.

CLASSIC TRENDS INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Continued)
--------------------------------------------------------------------------------
June 30, 1998 and 1997

10. LEASE COMMITMENTS

    The Company has various leases for office space and equipment all of which are classified as operating leases. Rent expense under these leases was $37,686 for the period ended June 30, 1998. The approximate remaining annual minimum lease payments under these operating leases existing as of June 30, 1998 are $5,525 for 1998 and $3,021 for 1999, which totals $8,546.

11. SUBSEQUENT EVENTS

    Public Stock Offering

    Subsequent to June 30, 1998, the Company plans to register as a public company with the Securities and Exchange Commission by completing a Regulation S-B filing for small business issuer. A small business issuer is defined as a company that has revenue of less than $25,000,000.

    Stock Subscription Receivable

    Subsequent to June 30, 1998, the Company received 400,000 shares of common stock of Titan Resources, Inc., as partial payment of the Stock Subscription Receivable. On the day of the transfer, the stock was valued at $.359 per share, or $143,600. As of October 14, 1998, 140,000 shares of Titan Resources, Inc., stock have been sold for a total amount of $49,967. As of October 14, 1998, 260,000 shares of the stock are still owned. The value of the stock is $.21 per share, or $54,600, which would leave a balance owing on the receivable account of $95,433, if the stock were sold today.

                         AUDITED FINANCIAL STATEMENTS

                           POSH INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                Houston, Texas

                        For the periods October 9, 1995
                   (Date of Inception) to September 30, 1996
                     and October 1, 1996 to June 11, 1997

INDEPENDENT AUDITORS' REPORT


Board of Directors
Posh International, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Posh International, Inc., a Texas Corporation (the Company), as of June 11, 1997, and the related statements of income, changes in stockholders' equity and cash flows for the periods October 9, 1995 (date of inception) to September 30, 1996, and October 1, 1996 to June 11, 1997. These financial statements are the responsibility of the management of Posh International, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated August 7,1997, we disclaimed an opinion that the September 30, 1996 financial statements fairly presented financial position, results of operations, and cash flows in conformity with generally accepted accounting principles because the Company's accounting records did not permit us to extend our auditing procedures to satisfy ourselves about ending inventory at September 30, 1996. As described in Note 11, the Company has taken the necessary steps to allow us to perform other auditing procedures on ending inventory and has restated its 1996 financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the September 30, 1996 financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion the financial statements referred to above present fairly in all material respects, the financial position of Posh International, Inc. as of June 11, 1997, and the results of its operations and its cash flows for the periods October 9, 1995 to September 30, 1996, and October 1, 1996 to June 11, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating loss raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          Lairson, Stephens & Reimer, L.L.P.

Houston, Texas
August 7, 1997
Revised October 15, 1997

POSH INTERNATIONAL, INC.
BALANCE SHEET
June 11, 1997

                                                                       1997
                                                                   -------------
                                   Assets
Current Assets
  Cash and cash equivalents                                            $28,710
  Accounts receivable-trade                                              2,869
  Accounts receivable-other                                              5,000
  Inventory                                                            148,384
                                                                   -------------
    Total Current Assets                                               184,963

Fixed assets, net of accumulated depreciation                           29,411

Other Assets
  Goodwill, net of accumulated amortization                             75,626
  Organizational Costs, net of accumulated amortization                  6,302
                                                                   -------------
    Total Other Assets                                                  81,928
                                                                   -------------
    Total Assets                                                     $ 296,302
                                                                   =============
              Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable and accrued expenses                              $  37,513
  Accrued interest payable to a related party                           29,159
  Accounts payable to a related party                                   89,050
  Liability for future royalties                                       100,786
  Current note payable                                                  25,000
  Notes payable to a related party                                     236,544
                                                                   -------------
    Total Current Liabilities                                          518,052

Shareholders' Equity (Deficit)
  Preferred stock, $,001 par value; 2,000,000
    shares authorized; none issued                                           -
  Common stock, $.0005 par value; 25,000,000
    shares authorized; 15,603,400 issued                                 7,802
  Additional paid-in-capital                                           845,036
  Less: Stock subscription receivable                                 (260,000)
  Deficit accumulated during the development stage                    (814,588)
                                                                   -------------
    Total Shareholders' Equity (Deficit)                              (221,750)
                                                                   -------------
    Total Liabilities and Shareholders' Equity                       $ 296,302
                                                                   =============

See accompanying notes to financial statements.

POSH INTERNATIONAL, INC.
STATEMENTS OF INCOME
For the Periods Ended June 11, 1997 and September 30, 1996 (Unaudited)

                                              October 1          October 9 to
                                              to June 11         September 30
                                                 1997               1996
                                           -----------------   -----------------
                                                                 (Unaudited)
Sales                                           $   459,074         $  205,029
Cost of sales                                        88,091             82,040
                                           -----------------   -----------------
    Gross Profit                                    370,983            122,989

Operating Expenses

  Selling expenses                                  286,128            393,981
  General and administrative expenses               348,010            251,397
                                           -----------------   -----------------
  Total Operating Expenses                          634,138            645,378

    Operating Loss                                 (263,155)          (522,389)

Non-operating Income (Expense)
  Interest expense                                  (12,888)           (16,156)
                                           -----------------   -----------------
    Net Loss                                    $  (276,043)        $ (538,545)
                                            ================    ================
Cummulative Revenues since Inception            $   664,103         $  205,029
                                            ================    ================
Cummulative Expenses since Inception            $ 1,478,691         $  743,574
                                            ================    ================
Earnings (Loss) Per Share                            ($0.02)            ($0.09)
                                            ================    ================
Weighted Average Number of Common
  Shares Outstanding                             13,340,475          6,209,646
                                            ================    ================

See accompanying notes to financial statements.

POSH INTERNATIONAL, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Periods Ended June 11, 1997 and September 30, 1996 (Unaudited)

                                                              Common       Common      Additional        Stock
                                               Preferred      Stock         Stock        Paid-In      Subscription    Accumulated
                                                 Stock        Shares       Amount        Capital       Receivable       Deficit
                                               ---------   -----------   ---------    -----------    -------------  ---------------
Balance at October 9, 1995
  (date of inception)                              $  -              -     $    -       $      -        $       -       $      -
Issuance of common stock - for
  acquisition of assets and
  assumption of liabilities of
  Posh Wash G.P., October 9, 1995                     -      6,000,000      6,000              -                -               -
Issuance of common stock to public,
  May 24, 1996                                        -        551,700        552        410,286                -
Net Loss                                              -              -          -              -                -        (538,545)
                                               ---------   -----------   ---------    -----------    -------------  ---------------
Balance at September 30, 1996                         -      6,551,700      6,552        410,286                -        (538,545)
  (Unaudited)
Issuance of common stock to public,
  December 31, 1996                                   -      1,250,000      1,250        434,750         (260,000)
Stock Split, 2 for 1, December 31, 1996               -      7,801,700          -              -                -               -
Net Loss                                              -              -          -              -                -        (276,043)
                                               ---------   -----------   ---------    -----------    -------------  ---------------
Balance at June 11, 1997                           $  -     15,603,400     $7,802       $845,036        $(260,000)      $(814,588)
                                                ========    ==========    ========     ==========     ============   ==============

See Notes to Financial Statements

POSH INTERNATIONAL, INC.
STATEMENTS OF CASH FLOWS
For the Periods ended June 11, 1997 and September 30, 1996 (Unaudited)

                                                                              October 1               October 9 to
                                                                              to June 11              September 30
                                                                                1997                      1996
                                                                             -----------             ---------------
                                                                                                        Unaudited
Cash Flows from Operating Activities
  Net loss                                                                    $ (263,155)             $ (555,450)
  Adjustments to Reconcile Net Income to
    Net Cash Used in Operating Activities:
    Depreciation                                                                   2,108                       -
    Amortization                                                                   2,674                   3,679
    Interest expense accrual                                                     (12,888)                (16,156)
    Changes in operating assets and liabilities:
      Accounts receivable                                                          6,549                 (14,418)
      Inventory                                                                   69,600                (184,922)
      Other assets                                                                     -                  (9,304)
      Accounts payable and accrued expenses                                        7,629                  40,069
      Accounts payable to related parties                                         29,456                  78,566
                                                                              -----------             -----------
        Net Cash Used in Operating Activities                                   (158,027)               (657,936)
                                                                              -----------             -----------
Cash Flows from Investing Activities
  Acquisition of goodwill                                                              -                 (78,976)
  Purchase of fixed assets                                                       (31,519)                      -
                                                                              -----------             -----------
        Net Cash Used in Investing Activities                                    (31,519)                (78,976)
                                                                              -----------             -----------
Cash Flows from Financing Activities
  Proceeds from issuance of common stock                                         176,000                 416,838
  Proceeds from note payable                                                      25,000                       -
  Proceeds from note payable to related party                                          -                 236,544
  Proceeds from future royalties                                                       -                 101,305
  Payments on liabilities for future royalties                                         -                    (519)
                                                                              -----------             -----------
        Net Cash Provided (Used)
          by Financing Activities                                                201,000                 754,168
                                                                              -----------             -----------
        Net Increase in Cash and Cash Equivalents                                 11,454                  17,256

Cash and cash equivalents at beginning of year                                    17,256                       -
                                                                              -----------             -----------
        Cash and Cash Equivalents at End of Year                              $   28,710              $   17,256
                                                                              ===========             ===========
Cummulative cash inflows since inception                                      $1,191,017              $  872,001
                                                                              ===========             ===========
Cummulative cash outflows since inception                                     $1,162,307              $  854,745
                                                                              ===========             ===========
Supplemental Schedule of Non-Cash Financing Activities:
  Issuance of common stock for receivable                                                             $  260,000
                                                                                                      ===========

See Notes to Financial Statements.

POSH INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Contined)
--------------------------------------------------------------------------------
June 11, 1997


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Organization - Posh International, Inc., a Texas Corporation (the Company), was organized on October 9, 1995. Prior to its formation, the Company's primary product line was produced, marketed, and distributed by Flair Image, Inc. The Company was organized by incorporating Posh Wash, G.P. and exchanging the new Company's stock for Flair's rights to Posh Wash products.

    The principal business of Posh International, Inc. was direct matrix marketing of car care products. Matrix marketing relies on recruiting a network of distributors who sell products directly to the public. In addition to soliciting customers, each distributor attempts to recruit new distributors. The distribution of commissions on sales is determined by the number of layers of distributors between the Company and the point of sale.

    The Company's primary products are Posh Wash car cleaning and waxing products, and Guardian Angel, an engine additive and restorative ingredient. Its primary market area includes Austin, Dallas, Ft. Worth and Houston, Texas. The Company has the exclusive rights to sell Posh Wash and non-exclusive right to sell Guardian Angel, a line of engine additive products, throughout the United States and internationally.

    Method of Accounting - The financial statements are prepared using the accrual basis of accounting

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates

    Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all cash accounts and petty cash on hand to be cash or cash equivalents.

    Depreciation - Software is carried at cost. Depreciation of software is provided using the straight-line method for financial reporting. Depreciation expense was $2,108 for 1997.

    Other assets - Other assets consist of organization expenses and goodwill. Goodwill is the excess of acquisition costs over the fair market value of net assets acquired. Goodwill is amortized over 40 years and organization expenses are amortized over 5 years, using the straight-line method of amortization.

    Allowance for Doubtful Accounts - The company considers all trade and other receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required.

    Inventory - Inventory is stated at the lower-of-cost or market on the average cost method.

POSH INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Contined)
--------------------------------------------------------------------------------
June 11, 1997

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, continued

    Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable timing differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    Revenue Recognition - Revenue is recognized when the product is shipped to the customer. For the initial order on certain new customers, the Company allows the customer to return any unsold product. The Company provides an allowance for these returns.

    Advertising Costs - Advertising costs consist mainly of the development of an infomercial for the Company's product. Since results are unproven and life of the product created is undetermined, all advertising costs were expensed.

    Liability for Future Royalties - The liability for future royalties represents cash received from investors for the right to receive future royalties. The liability is amortized as the royalties are paid in the amount of the royalties due under the agreements.

    Concentration of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company markets its product under a matrix marketing plan. The primary focus of matrix marketing is the recruitment of individuals, who serve as the Company's distributors. Each distributor is encouraged to recruit others. The incentive to do so that they derive commissions from the sales of each distributor they recruit either directly or indirectly. To maximize their income potential each distributor strives to develop multiple layers of additional distributors that are tied to them. As a result a loss of distributors could result in a loss in either a geographic or demographic market.

    Major Supplier - The Company is currently dependent on the sales of the Posh Wash product which is supplied by an individual who has entered into a non-exclusive distribution and supply agreement with the Company to provide the product. The Company has no other source to obtain the product and the supplier is not obligated to supply all of the product demanded by the Company. The supply agreement will be renewed in January 1998, and is automatically renewable in five year terms, thereafter.

    Earnings Per Share - Earnings per share is based on the weighted average number of shares of common stock outstanding during the period. The Company declared a two-for-one stock split in 1996. All share and per share amounts have been adjusted to reflect the stock splits.

POSH INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Contined)
--------------------------------------------------------------------------------
June 11, 1997

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, continued

    Development Stage Operations - Operations since inception have been devoted to developing markets for its products and raising capital.

2.  GOING CONCERN

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company had a net loss of $276,043 for the period ended June 11, 1997 and had a retained deficit of $814,588 at that date. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's ability to continue as a going concern is dependent upon its ability to expand the market for the Posh Wash and Guardian Angel products and to obtain additional funding to facilitate the Company's expansion. Management believes the Company will be successful in expanding its revenue base and obtaining additional funding in sufficient amounts to provide for the Company's existing operating requirements and expansion of its revenue base.

3.  RELATED PARTY TRANSACTIONS

    The Company incurred management fees of $88,798 under employment agreements with its chairman of the board and president, which provide for total monthly compensation of $10,000 plus incentive compensation ranging from a total of 6% to 10% of monthly product sales. In the event of termination, the Company could be required to pay all amounts which would have been due under these agreements through the expiration of the agreement, which is October, 2005.

    Accounts payable to related parties consist of amounts payable to officers and others for management fees and commissions.

    Notes payable to Flair Image consist of various unsecured notes which mature at various dates from October, 1997 through March, 1998. Each note bears interest at 7.5%, which is due at maturity. No interest payments were made on these notes during fiscal year 1997.

4.  NOTES PAYABLE

    The Company established a revolving line of credit with a bank with interest at 8.5%. At June 11, 1997, the balance due was $25,000.

    Notes payable to related parties mature at various dates from October, 1997 to March, 1998 (see Note 3).

POSH INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Contined)
--------------------------------------------------------------------------------
June 11, 1997

5.  COMMITMENTS

    In June, 1995, the Company received $103,750 from various investors in exchange for a royalty of $0.1482 per bottle on all sales in the United States until sales reach 700,000 bottles, then a $0.1482 per bottle royalty for all sales in the United States over 10,000 bottles per month and 1.482% of all international sales.

    The Company is obligated under a purchase agreement with the exclusive supplier and inventor of Posh Wash to pay a royalty of 2.5% of the retail price of each bottle sold, with a mutually agreed upon bonus arrangement to be negotiated when retail sales reach $250,000 per month, $500,000 per month and $1,000,000 per month. These royalties are recorded as a component of cost of sales. Total royalties paid under this agreement for the period ended June 11, 1997 amounted to $5,000.00.

    On June 24, 1994, the Company sold a royalty interest on various products to an investor for cash of $200,000. In October 1995, the Company negotiated a reduction in the royalties originally granted in exchange for 61,250 shares of the Company's common stock and a warrant to acquire 150,000 shares of the Company's common stock for $.50 per share. Under the revised agreement, the investor obtained the right to receive a $1 per bottle royalty on all future sales of Posh Wash product.

    In October 1995, the Company issued warrants to acquire 552,000 shares of its common stock to various members of its Board of Directors, consultants and an investor. Warrants to acquire 402,000 shares of common stock are exercisable at $1 per share with the remaining warrant to purchase 150,000 shares exercisable at $.50 per share.

6.  CONTINGENCY

    On December 31, 1996, the Company sold stock to three entities for $176,000 in cash and $260,000 to be set up as a receivable. As of June 11, 1997, the receivable is still outstanding. Collection efforts have proven successful in obtaining marketable securities in satisfaction of the outstanding receivable balance. Any deficiency between the market prices of the stock, when sold, and the receivable will be satisfied by the entities owing the receivable (See Note 11).

7.  PREFERRED STOCK

    The Board of Directors has the authority to issue up to 2,000,000 shares of "blank check" preferred stock with such designations, rights, and preferences as it may determine. No preferred stock has been issued as of June 11, 1997.

POSH INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Contined)
--------------------------------------------------------------------------------
June 11, 1997

8.  STOCK OPTION PLAN

    In October, 1995, the Board of Directors and majority stockholders of the Company adopted an incentive stock option plan under which 600,000 shares of the common stock have been reserved for issuance. No stock under this plan has been issued as of June 11, 1997.

9.  INCOME TAXES

    The Company's deferred tax asset relates to its current period loss, creating a net operating loss carryforward. The deferred tax asset totals $194,088 but due to the uncertainties related to the continuing operations of the Company the entire asset has been offset by an asset valuation reserve. The current year loss carryforward will expire in 2011.

10. LEASE COMMITMENTS

    The Company has various leases for office space and equipment all of which are classified as operating leases. Rent expense under these leases was $25,498 for the period ended June 11, 1997. The approximate remaining annual minimum lease payments under these operating leases existing as of June 11, 1997 are $14,546 for 1997, $11,050 for 1998 and $3,021 for 1999, which totals $28,617.

11. REPORT REVISION

    In our report dated August 7, 1997, we disclaimed an opinion that the 1996 financial statements fairly presented financial position, results of operations, and cash flows in conformity with generally accepted accounting principles because the Company's accounting records did not permit us to extend our auditing procedures to satisfy ourselves about ending inventory at September 30, 1996. The cause of this problem was that the Company did not take physical inventories and we were not able to apply other auditing procedures to satisfy ourselves as to inventory quantities. In lieu of a physical inventory, the Company relied on its perpetual inventory system's reports that valued ending inventory at $184,922.

    After the issuance of our report, the Company had a physical inventory performed in July 1997. Based on the counts provided from this physical inventory, and our observation of this inventory, we were able to apply other auditing procedures that allowed us to determine the value of ending inventory at September 30, 1996. As a result of this work, the Company restated its ending inventory to $217,984, an increase of $33,061. As a result of this adjustment, the Company restated its cost of

POSH INTERNATIONAL, INC.
(A Development Stage Company)
================================================================================
NOTES TO FINANCIAL STATEMENTS--(Contined)
--------------------------------------------------------------------------------
June 11, 1997

11. REPORT REVISION, continued

    goods sold from $115,101 to $82,040, and net loss and deficit retained earnings were from $571,606 to $538,545.

12. SUBSEQUENT EVENTS

    Subsequent to June 11, 1997, the Company received 400,000 shares of common stock of Titan Resources, Inc., as partial payment of the Stock Subscription Receivable. On the day of the transfer, the stock was valued at $.359 per share, or $143,600.

                        UNAUDITED FINANCIAL STATEMENTS

        The pro forma statements of income and statement of cash flows for the twelve months ended June 30, 1997 reflect financial information from Posh for the period from July 1, 1996 through June 10, 1997 and reflect the company for the period from June 11, 1997 through June 30, 1997. These financial statements have been prepared by the company and are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations and changes in financial position of the company. These unaudited financial statements have been prepared by the company solely for comparison purposes.

                      CLASSIC TRENDS INTERNATIONAL, INC.
                         PROFORMA STATEMENTS OF INCOME
                       FOR THE YEAR ENDED JUNE 30, 1997


                                                       1997
                                                    ----------
SALES                                                $ 532,335
COST OF SALES                                          105,797
                                                    ----------
     GROSS PROFIT                                      426,538

OPERATING EXPENSES

  Selling Expenses                                     346,995
  General and administrative expenses                  472,535
                                                    ----------
  Total Operating Expenses                             819,530

     OPERATING LOSS                                   (392,992)

NON-OPERATING INCOME (EXPENSE)
  Interest expense                                     (13,925)
                                                    ----------
     Net Loss                                        $(406,917)
                                                    ==========
Earnings (Loss) Per Share                               $(0.03)
                                                    ==========
Weighted Average Number of Common
  Shares Outstanding                                15,603,400
                                                    ==========

                      CLASSIC TRENDS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       PROFORMA STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1997


                                                                1997
                                                              --------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                                    (405,880)
    Adjustments to reconcile net loss to net cash used in
      Operating activities:
        Depreciation                                             2,652
        Amortization                                             5,060
        Accrual of interest expense                             (1,037)
        Changes in operating assets and liabilities:
          Investments                                              (42)
          Accounts receivable                                    8,417
          Inventory                                            (13,939)
          Goodwill                                             (78,977)
          Accounts payable and accrued expenses                (11,222)
          Accounts payable to related parties                   92,883
          Due from related parties                                  --
                                                              --------
              NET CASH USED IN OPERATING ACTIVITIES           (402,085)

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of fixed assets                                     (31,519)

              NET CASH USED IN INVESTING ACTIVITIES            (31,519)
                                                              --------
CASH FLOW FROM FINANCING ACTIVITIES

  Proceeds from sale of common stock                           176,000
  Costs of stock offering paid from proceeds                  (121,316)
  Proceeds from note payable                                    50,156
  Proceeds from note payable to related party                  125,944
  Proceeds from future royalties                               101,260
  Payments on liabilities for future royalties                      --
                                                              --------
              NET CASH PROVIDED BY FINANCING ACTIVITIES        332,085

              NET INCREASE IN CASH                            (101,519)

Cash Balance, Beginning of Year                                141,935
                                                              --------
              Cash Balance, End of Year                         40,416
                                                              ========

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Texas law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Articles of the Incorporation of Company limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by Texas law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Article 2.41 under the Texas Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit, whether the benefit resulted from an action taken in the person's official capacity. Section 2.41 of the Texas Business Corporation Act relates to directors' liability for unlawful dividends and stock issuances.

     The inclusion of this provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

     The Company's Articles of Incorporation provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Articles include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

 SEC Registration Fee                  $    79.03
 Printing and Engraving Expenses...      2,000.00
 Legal Fees and Expenses...........     15,000.00
 Accounting Fees and Expenses......      5,000.00
                                       ==========
     TOTAL.........................    $27,079.03


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In June 1997 the company issued 15,603,400 shares of company common stock to Posh in consideration for all the right, title and interest in and to the assets of Posh. The company believes that the above-captioned transaction is exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

                                   Part II-1

ITEM 27. EXHIBITS

                               INDEX TO EXHIBITS


EXHIBIT NO.                   IDENTIFICATION OF EXHIBIT
-----------                   -------------------------

3.1/(1)/      Articles of Incorporation

3.2/(1)/      By-Laws of the company

4.1/(1)/      Form of Specimen of Common Stock

10.1/(1)/     Assignment of Assets from Posh International, Inc. to the company

10.2/(2)/     Consultant Agreement between Posh International, Inc. and
              Donald L. Shriver

10.3/(2)/     Employment Agreement between Posh International, Inc. and
              Frederic G. Hindle

10.4/(1)/     Stock Option Plan of Classic Trends International, Inc.

10.5/(2)/     Product Supplier Agreement with Mr. Tisman, as amended

10.6/(1)/     Product Supplier Agreement with Sun Coast

10.7/(3)/     Loan Agreement with third party

10.8/(3)/     X-1R Independent Testing

10.9/(3)/     Trademark

10.10/(3)/    Line of Credit with Southwest Bank of Texas

23.1/(3)/     Consent of Lairson, Stephens and Reimer, LLP

23.2/(3)/     Consent of Brewer & Pritchard , P.C.

___________________________________
(1) Filed with the company's original registration statement on Form SB-2, File No. 333-65059 on October 28, 1998 and incorporated herein by reference.
(2) The information required by this exhibit is incorporated by reference to the exhibits filed in connection with the company's parent company's (Posh) Form 1-A (Commission File No. 24D-3842).
(3)  Filed herewith.



ITEM 28. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered

                                   Part II-2
              would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         iii. To include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Part II-3

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 14th day of June, 1999.



                                       CLASSIC TRENDS INTERNATIONAL, INC.



                                       By /S/ Frederic G. Hindle
                                          -----------------------------------
                                          FREDERIC G. HINDLE,
                                          President, Chief Executive Officer and
                                          Chief Financial Officer



                         ____________________________



     This prospectus has been signed by the following persons in the capacities and on the dates indicated:


        SIGNATURE                      TITLE                      DATE
        ---------                      -----                      ----



/S/ Donald L. Shriver           Chairman of the Board          June 14, 1999
-----------------------------
DONALD L. SHRIVER



/S/ Frederic G. Hindle          President, Chief Executive     June 14, 1999
-----------------------------   Officer, Chief Financial
FREDERIC G. HINDLE              Officer and Director



/S/ Donald L. Shriver, Jr.      Secretary and Director         June 14, 1999
-----------------------------
DONALD L. SHRIVER, JR.

                                   Part II-4